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REINSURANCE GROUP OF AMERICA, INCORPORATED

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Notice of the Annual Meeting of
the Shareholders of
Reinsurance Group of America, Incorporated
Chesterfield, Missouri
April 8, 2009
TO THE SHAREHOLDERS OF
REINSURANCE GROUP OF AMERICA, INCORPORATED
     The Annual Meeting of the Shareholders of Reinsurance Group of America, Incorporated will be held at the Company’s offices located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri on May 20, 2009, commencing at 2:00 p.m., at which meeting only holders of record of the Company’s common stock at the close of business on March 19, 2009 will be entitled to vote, for the following purposes:
1.	To elect two directors for terms expiring in 2012 and two directors for terms expiring in 2011;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009; and

3.	To transact such other business as may properly come before the meeting.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By
J. Cliff Eason
Chairman of the Board

James E. Sherman
Secretary

ii

Information About the 2009 Annual Meeting and Proxy Voting
Even though you may plan to attend the meeting in person, please mark, date, and execute the enclosed proxy and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
Proxy Statement
for the
Annual Meeting of the Shareholders
To Be Held May 20, 2009
at RGA’s Offices in Chesterfield, Missouri
     This Proxy Statement is furnished to the holders of common stock of Reinsurance Group of America, Incorporated (the “Company” or “RGA”) in connection with the solicitation of proxies for use in connection with the Annual Meeting of the Shareholders to be held at 2:00 p.m. May 20, 2009, and all adjournments and postponements thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting of the Shareholders. Such holders are hereinafter referred to as the “Shareholders.” The Company is first mailing this Proxy Statement and the enclosed Annual Report to Shareholders for the fiscal year ended December 31, 2008, on or about April 8, 2009.
     Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock can be voted only when represented by a properly executed proxy.
     Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person.
     The close of business on March 19, 2009 has been fixed as the record date for the determination of the Shareholders entitled to vote at the Annual Meeting of the Shareholders. As of the record date, approximately 72,723,117 shares of common stock were outstanding and entitled to be voted at such meeting. Shareholders will be entitled to cast one vote on each matter for each share of common stock held of record on the record date.
     The Board of Directors of the Company makes this proxy solicitation. The solicitation will primarily be by mail and the expense thereof will be paid by the Company. In addition, proxies may be solicited by telephone or telefax by directors, officers, or regular employees of the Company.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held May 20, 2009: This Proxy Statement and our 2008 Annual Report to Shareholders are available at www.rgare.com.

Item 1 — Election of Directors
     The first item to be acted upon at the Annual Meeting is (a) the election of A. Greig Woodring and Stuart I. Greenbaum as directors of the Company for terms expiring at the Annual Meeting in 2012, and (b) the election of Arnoud W.A. Boot and John F. Danahy as directors of the Company for terms expiring at the Annual Meeting in 2011, or until their respective successors have been elected and have qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Nominees and Continuing Directors
     The Board of Directors is divided into three classes, each of which generally contains either two or three directors, with the terms of office of each class ending in successive years. Currently, the Board has seven directors. Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting is set forth below. Each of the directors has served in his or her principal occupation for the last five fiscal years, unless otherwise indicated.
     Should any one or more of the nominees be unable or, for good cause, unwilling to serve (which is not expected), the proxies (except proxies marked to the contrary) will be voted for such other person or persons as the Board of Directors of the Company may recommend. All of the nominees are currently directors of the Company. All of the nominees for director have agreed to serve if elected.
MetLife Divestiture
     Immediately prior to September 12, 2008, MetLife, Inc. (“MetLife”), a New York-based insurance and financial services holding company, beneficially owned 32,243,539 shares, or approximately 51.7%, of the outstanding shares of common stock of RGA. On September 12, 2008 MetLife disposed of the majority of its interest in RGA by exchanging 29,243,539 of its shares of RGA common stock to MetLife shareholders for shares of MetLife common stock (the “MetLife Divestiture”). At the time of the MetLife Divestiture, MetLife had three directors serving on the Board, Joseph A. Reali, Steven A. Kandarian and Georgette A. Piligian (collectively, the “MetLife Directors”). In connection with the MetLife Divestiture, the three MetLife Directors resigned on September 12, 2008.
New Directors
     On January 23, 2009, in accordance with the terms and conditions expressed in the Company’s Amended and Restated Articles of Incorporation, the Board elected John F. Danahy and Arnoud W.A. Boot, as new Directors by the affirmative vote of a majority of the entire Board of Directors.
Vote Required
     The vote required to approve this Item 1 is a majority of the common stock represented in person or by proxy at the Annual Meeting, provided the total vote cast represents over 50% of the shares entitled to vote. The Company recommends a vote FOR the nominees for election to the Board.

To Be Elected as Directors for Terms Ending in 2012:	Director Since

Stuart I. Greenbaum, 72	1997

Professor emeritus at the John M. Olin School of Business at Washington University since January 2007. Mr. Greenbaum served as Dean of the Olin School of Business from July 1995 to July 2005 and as professor from July 1995 to January 2007. Prior to joining the Olin School of Business, he spent 20 years at the Kellogg Graduate School of Management at Northwestern University where he was Director of the Banking Research Center and Norman Strunk Distinguished Professor of Financial Institutions. Mr. Greenbaum has served on the Federal Savings and Loan Advisory Council and the Illinois Task Force on Financial Services, and has been a consultant for the American Bankers Association, the Bank Administration Institute, the Comptroller of the Currency, the Federal Reserve System, and the Federal Home Loan Bank System, among others.

A. Greig Woodring, 57	1993

President and Chief Executive Officer of the Company since 1993. Mr. Woodring headed the reinsurance business at General American Life Insurance Company (“General American”) from 1986 until the Company’s formation in December 1992. He also serves as a director and officer of a number of subsidiaries of the Company.

To Be Elected as Directors for Terms Ending in 2011:	Director Since

John F. Danahy, 62	2009

Retired Chairman and Chief Operating Officer of May Merchandising Company and May Department Stores International, subsidiaries of The May Department Stores Company (MDSC). Mr. Danahy served in various positions within MDSC for 38 years until his retirement in 2006. Mr. Danahy previously served as corporate-wide Senior Vice President of Information Technology and as Chairman and Chief Operating Officer of The Famous-Barr Co. for five years. Mr. Danahy has an Executive Master of Business Administration degree from Washington University’s Olin Business School.

Arnoud W.A. Boot, 49	2009

Professor of Corporate Finance and Financial Markets at the University of Amsterdam and director of the Amsterdam Center for Law & Economics since 2002. Mr. Boot is the Founder and Director of the Amsterdam Center for Corporate Finance. Prior to his current positions, Mr. Boot was a partner in the Finance and Strategy Practice at McKinsey & Company from 2000 through 2001 and was the Vice Dean, Faculty of Economics and Econometrics at the University of Amsterdam from 1998 through 2000. Mr. Boot serves as a member of the Dutch Social Economic Council and the Bank Council of the Dutch Central Bank. He is an advisor to the Riksbank (Central Bank of Sweden). He is also a research fellow at the Centre for Economic Policy Research in London and the Davidson Institute of the University of Michigan.

To Continue in Office Until 2011:

J. Cliff Eason, 61	1993

Retired President and CEO of Southwestern Bell Telephone, SBC Communications, Inc. (“SBC”), a position he held from September 2000 through January 2001. Mr. Eason served as President, Network Services, SBC from October 1999 through September 2000; President, SBC International of SBC, from March 1998 until October 1999; President and CEO of Southwestern Bell Telephone Company (“SWBTC”) from February 1996 until March 1998; President and CEO of Southwestern Bell Communications, Inc. from July 1995 through February 1996; President of Network Services of SWBTC from July 1993 through June 1995; and President of Southwestern Bell Telephone Company of the Midwest from 1992 to 1993. He held various other positions with Southwestern Bell Communications, Inc. and its subsidiaries prior to 1992, including President of Metromedia Paging from 1991 to 1992. Mr. Eason was a director of Williams Communications Group, Inc. until his retirement in January 2001.

To Continue in Office Until 2010:

William J. Bartlett, 59	2004

Retired partner, Ernst & Young Australia. Mr. Bartlett was an accountant and consultant with Ernst & Young for over 35 years and advised numerous clients in the global insurance industry. Mr. Bartlett was appointed a partner of Ernst & Young in Sydney, Australia in July 1980, a position he held until his retirement in June 2003. He served as chairman of the firm’s global insurance practice from 1991 to 2000, and was chairman of the Australian insurance practice group from 1989 to 1998. He holds several professional memberships in Australia (ACPA and FCA), South Africa (CASA), and the United Kingdom (FCMA). Mr. Bartlett is a member of the Australian Life Insurance Actuarial Standards Board and is a consultant to the Australian Financial Reporting Council on Auditor Independence.

Alan C. Henderson, 63	2002

Retired President and Chief Executive Officer of RehabCare Group, Inc. (“RehabCare”) from June 1998 until June 2003. Prior to becoming President and Chief Executive Officer, Mr. Henderson was Executive Vice President, Chief Financial Officer and Secretary of RehabCare from 1991 through May 1998. Mr. Henderson was a director of RehabCare from June 1998 to December 2003, Angelica Corporation from March 2001 to June 2003, and General American Capital Corp., a registered investment company, from October 1989 to April 2003.

Corporate Governance
     We have adopted an Employee Code of Business Conduct and Ethics (the “Employee Code”), a Directors’ Code of Conduct (the “Directors’ Code”), and a Financial Management Code of Professional Conduct (the “Financial Management Code”). The Employee Code applies to all employees and officers of RGA and its subsidiaries. The Directors’ Code applies to directors of RGA and its subsidiaries. The Financial Management Code applies to our chief executive officer, chief financial officer, corporate controller, primary financial officers in each business unit, and all professionals in finance and finance-related departments. We intend to satisfy any disclosure obligations under Item 5.05 of Form 8-K by posting on our website information about amendments to, or waivers from, any provision of the Financial Management Code that applies to our chief executive officer, chief financial officer, and corporate controller.

     In March 2004, the Board of Directors adopted Corporate Governance Guidelines (revised February 2009), a revised Audit Committee Charter, charters for the Compensation Committee and Nominating and Corporate Governance Committee, and Policies on Communications (collectively “Governance Documents”). The Codes and Governance Documents referenced above are available on our website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. We will provide without charge, upon written or oral request, a copy of any of the Codes of Conduct or Governance Documents. Requests should be directed to Investor Relations, Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 by electronic mail (investrelations@rgare.com), or by telephone (636-736-7243).
Director Independence
     In accordance with the Corporate Governance Guidelines, the Board undertook reviews of director independence in February 2008 and February 2009. During each of these reviews, the Board received a report from our Law Department noting that there were no transactions or relationships between RGA or its subsidiaries and any of Messrs. Bartlett, Eason, Greenbaum, Henderson, nor any member of such director’s immediate family. In February 2009, the Board received a similar report regarding Messrs. Danahy and Boot. The purpose of this review was to determine whether any of those directors had a material relationship with us that would preclude such director from being independent under the listing standards of the New York Stock Exchange (“NYSE”) or our Corporate Governance Guidelines.
     As a result of this review, the Board affirmatively determined, in its judgment, that each of the six directors named above are independent of us and our management under the applicable standards. Mr. Woodring is a non-independent director because he is our Chief Executive Officer.
Communications with the Board of Directors
     The Board of Directors has adopted Policies on Communications, which describes the process for interested parties and shareholders to communicate with our directors and the Board. The Policies on Communications are available on our website at www.rgare.com. Information on our website does not constitute part of this Proxy Statement. Interested parties and shareholders may communicate directly with our presiding director, Mr. Eason, or by sending a written communication as follows:
General Counsel
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, MO 63017
     The Policies on Communications provides that the General Counsel will make a record of the receipt of any such communications. All properly addressed communications will be delivered to the specified recipient(s) not less than once each calendar quarter, and will not be directed to or reviewed by management prior to receipt by such persons.
Controlled Company Exemption
     The listing standards of the NYSE require listed companies to have a Board of Directors that has a majority of independent directors. There is an exemption from this requirement for “controlled companies,” which means a company of which more than 50% of the voting power is held by an individual, a group or another company. Controlled companies need not comply with the requirement to have a majority of independent directors or Compensation Committee and Nominating and Corporate Governance Committee, respectively, composed entirely of independent directors. Through September 12, 2008, MetLife beneficially owned approximately 52% of our outstanding shares; therefore, we qualified as a “controlled company” under the NYSE listing standards. Prior to September 12, 2008, we relied on the controlled company exemption in connection with the requirement to have a majority of independent directors. However, notwithstanding that exemption, we chose not to rely on the exemption for the Compensation Committee and

Nominating and Corporate Governance Committee and, as of February 20, 2008, the Board determined that, in its judgment, those two Committees were composed entirely of independent directors.
     Following the MetLife Divestiture on September 12, 2008, the Company no longer qualifies as a “controlled company.” Contemporaneously with the MetLife Divestiture, the three non-independent directors affiliated with MetLife resigned from our Board. Subsequent to September 12, 2008, the Company’s Board of Directors has consisted of a majority of independent directors.
Other Matters
     In October 2008, the Board elected Mr. Eason as Chairman. In February 2009, the Board designated Mr. Eason as presiding director.
Board of Directors and Committees
     The Board of Directors held a total of nine regular meetings and two special meetings during 2008. Each incumbent director attended at least 75% of the meetings of the Board and committees on which he or she served during 2008. We do not have a policy with regard to attendance by Directors at the annual meeting of shareholders. None of the non-management directors attended the 2008 annual meeting of shareholders. The Board of Directors has an Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, a Compensation Committee, and a Nominating and Corporate Governance Committee.
Audit Committee
     The Audit Committee met eight times in 2008, and consisted of Messrs. Bartlett (Chairman), Eason, Greenbaum, and Henderson. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor. The Committee oversees our accounting and financial reporting processes, the adequacy of our internal control over financial reporting and disclosure controls and procedures, and the integrity of our financial statements, pre-approves all audit and non-audit services to be provided by the independent auditor, reviews reports concerning significant legal and regulatory matters, and reviews the performance of our internal audit function. The Committee also reviews and discusses our filings on Forms 10-K and 10-Q and the financial information in those filings. The Audit Committee works closely with management as well as our independent auditor and internal auditor. A more detailed description of the role and responsibilities of the Audit Committee is set forth in a written charter, adopted by the Board of Directors, which is available on our website (www.rgare.com). Information on our website does not constitute part of this Proxy Statement. The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. Please see the Policies on Communications, which is available on our website.
     The Board of Directors has determined, in its judgment, that all of the members of the Audit Committee are independent within the meaning of Securities and Exchange Commission (“SEC”) regulations applicable to audit committees and the NYSE listing standards. The Board of Directors has determined, in its judgment, that Messrs. Bartlett, Greenbaum and Henderson are qualified as audit committee financial experts within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee Charter provides that members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies, unless he or she satisfactorily demonstrates that they have the ability to devote the time and attention required to serve on multiple audit committees.
Compensation Committee
     The Compensation Committee met six times during 2008, and consisted of Messrs. Henderson (Chairman), Bartlett, Eason and Greenbaum. The Committee meets as often as necessary to perform its duties and responsibilities, which include establishing and overseeing our general compensation policies, reviewing and approving the performance and compensation of the CEO and certain other executive officers, and reviewing and recommending compensation for other executives and employees to the Board of Directors. A more detailed description of the role and responsibilities of the Compensation Committee is set forth in a written charter adopted by the Board of Directors, which is available on our website (www.rgare.com). Information on our website does not constitute part of this Proxy Statement. The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards.
     Compensation Committee Interlocks and Insider Participation
     Messrs. Henderson, Bartlett, Eason and Greenbaum are not and have never been officers or employees of RGA or any of its subsidiaries. None of our inside directors or officers serve on the compensation committee of another company of which a member of the Compensation Committee is an officer.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee met four times in 2008, and consisted of Messrs. Greenbaum (Chairman), Bartlett, Eason and Henderson. This Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee identifies individuals qualified to become members of the Board, consistent with the criteria established by the Board; develops and reviews background information on candidates for the Board; and makes recommendations to the Board regarding such candidates. The Committee also will prepare and supervise the Board’s annual review of director independence and the performance of self-evaluations to be conducted by the Board and Committees. A more detailed description of the role and responsibilities of the Nominating and Corporate Governance Committee is set forth in a written charter adopted by the Board of Directors, which is available on our website (www.rgare.com). Information on our website does not constitute part of this Proxy Statement. The Board of Directors has determined, in its judgment, that all of the Committee’s members are independent within the meaning of the NYSE listing standards. Shareholders wishing to propose nominees to the Committee for consideration should notify in writing our Secretary in accordance with the process described in “Additional Information — Shareholder Nominations and Proposals.” The Secretary will inform the members of the Committee of such nominees.
Compensation Discussion and Analysis
     Our Board of Directors has delegated to the Compensation Committee (the “Committee”) the authority to establish and oversee our general compensation policies, review the performance and approve the compensation of our CEO and other executive officers, and review and recommend compensation to the Board of Directors for other executives and employees. The Committee also produces an annual report on executive compensation for inclusion in our Proxy Statement. In 2008, the Compensation Committee consisted of Messrs. Henderson (Chairman), Bartlett, Eason, and Greenbaum. RGA Reinsurance Company, one of our wholly owned indirect subsidiaries, employs five of our “executive officers” who were reporting persons for purposes of Section 16 of the Exchange Act on December 31, 2008. Other “executive officers” include Graham Watson and Paul Nitsou, who are employed by RGA International Corporation, and Alain Neemeh, who is employed by RGA Canada.
Compensation Philosophy and Objectives
     We design our compensation philosophy and objectives to:
•	provide competitive total compensation opportunities that will attract, retain and motivate high-performing executives;

•	align the compensation plans to our business strategies;

•	reinforce our pay for performance culture by making a significant portion of compensation variable and based on company, business unit and individual performance; and

•	align the financial interests of our executives and shareholders through stock-based incentives and by building executive ownership in the Company.
     We use two key financial performance measures and weights designed to add emphasis to operating earnings to align our compensation plans to our business strategies, reinforce our pay for performance culture using variable compensation based on performance, and align the financial interests of our executives. We measure performance under our management incentive plan (or “MIP”) based 75% on annual operating earnings (net income from continuing operations less realized capital gains and losses and certain other non-operating items) per share and 25% on annual consolidated revenues. For our intermediate term bonus program (or “ITB”), we measure performance based 67% on a compounded annual growth rate for operating earnings per share and 33% on a compounded annual growth rate for revenue, both calculated as of the end of the three-year performance period. Commencing with the 2008 ITB awards, operating return on average equity replaced growth in operating earnings as an ITB measure. The Company has not adopted any policies regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.
Elements of Compensation
     Our compensation program consists of base salary, MIP, ITB, stock options, and retirement and pension benefits. Our base salaries are designed to provide part of a competitive total compensation package that will attract, retain and motivate high-performing executives. The MIP is designed to reinforce our pay for performance culture by making a significant portion of an executive’s compensation variable and based on Company, business unit and individual performance. The MIP also aligns compensation with our short-term business strategies. Our ITB and stock options are designed to reinforce our pay for performance culture, align the financial interests of our executives and shareholders, align compensation with our intermediate and long-term business strategies, and provide a significant equity component as part of the total compensation package. Finally, our retirement and pension benefits are designed to provide another part of a competitive total compensation package that permits us to attract and retain key members of our management team.
Compensation Consultant
     In forming its recommendations on our overall compensation program, the Committee has, from time to time, engaged an independent consulting firm to provide advice about competitive compensation practices and determine how our executive compensation compares to that of other comparable companies, including publicly held insurance and reinsurance companies. Following a selection and interview process, in January 2007 the Committee directly engaged Hewitt Associates to advise and assist us with decisions relating to our executive compensation program, including providing advice regarding incentive plan design, annual comprehensive competitive market studies, competitive compensation data for directors, technical advice on disclosure requirements relating to executive compensation, and to apprise the Committee of compensation best practices. Hewitt Associates’ initial work consisted of a review of the elements and structure of our total compensation program, analyzing the performance measures used for the MIP and ITB, reviewing executive retirement plans and evaluating alternative peer groups. The initial results of Hewitt Associates’ review were discussed in January 2007, and the Committee used input from Hewitt Associates to help the Committee establish executive compensation for 2008. The Hewitt analysis that was used to establish 2008 executive compensation also served as the basis for decisions we made to establish 2009 executive compensation.
     In September 2007, Towers Perrin was engaged by management to conduct a competitive market assessment of total direct compensation levels for the 35 positions in the top executive group.

Management Participation and Involvement
     Pursuant to the Compensation Committee charter, the Committee makes all compensation decisions and approves the compensation of our executive officers, and makes compensation recommendations for approval by our Board for all other employees. Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:
•	evaluating employee performance;

•	recommending business performance targets, goals and objectives; and

•	recommending salary levels, cash bonus and equity incentive awards.
     Our chief executive officer works with the Committee chair to establish the agenda for Committee meetings. Management also prepares relevant information and reports for each Compensation Committee meeting. Our chief executive officer also participates in Committee meetings at the Committee’s request to provide:
•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).
     Our executive officers and other members of management are also available to Hewitt Associates or any other compensation consultant to provide information regarding position descriptions, compensation history and other information as requested, and to review draft results provided by the Committee’s compensation consultant.
     Through the date of the MetLife Divestiture, the MetLife directors were invited to attend and participate in Compensation Committee meetings, although they were not voting members of the Committee. From time to time, the MetLife directors provided recommendations or suggestions with respect to our executive compensation arrangements and with respect to the setting of our chief executive officer’s compensation.
Benchmarking of Compensation
     In 2007, Hewitt Associates performed an analysis of all elements of our executive compensation program and total direct compensation for RGA’s top five named executive officers. The analysis studied national compensation surveys of executive compensation practices and included publicly available information relating to a peer group of 17 publicly traded insurance companies. In addition, an analysis of only the six life insurance companies within the peer group was conducted as an additional reference point. Also in 2007, Towers Perrin was engaged by management to conduct a competitive market assessment of total direct compensation levels for the top executive positions at the Senior Vice President level and above, which at that time included 35 positions. The analysis of the 35 top executive positions was based on survey data from Towers Perrin’s 2007 Financial Services Executive Compensation Survey and Towers Perrin’s 2007 Canadian Executive Compensation data base. Market data provided for each RGA executive was a composite of market data representative of the executive’s scope of responsibility (in terms of assets and revenues) as well as the specific roles of their position at RGA. The analysis also considered company size in terms of premiums, revenues, assets and other similar measures.
     The study of our peers focused on publicly-available information, and thus focused on pay levels for their top five executives, as this is the information that is publicly disclosed. Pay levels for our top five executives were compared to peers based on highest-paid ranking, using total cash compensation. As available, position-specific comparisons were also made.

The peer companies studied in 2007 included:
▪	Conseco Inc. (Life & Health Insurance)

▪	Nationwide Financial Svcs. (Life & Health Insurance)

▪	Phoenix Companies Inc. (Life & Health Insurance)

▪	Protective Life Corp. (Life & Health Insurance)

▪	StanCorp Financial Group, Inc. (Life & Health Insurance)

▪	Torchmark Corp. (Life & Health Insurance)

▪	Unum Group (Life & Health Insurance)

▪	Arch Capital Group Ltd. (Reinsurance)

▪	Aspen Insurance Holdings Ltd. (Property & Casualty)

▪	AXIS Capital Holdings (Property & Casualty Insurance)

▪	Berkley (WR) Corp. (Property & Casualty Insurance)

▪	Endurance Specialty Holdings (Reinsurance)

▪	Everest Re Group, Ltd. (Reinsurance)

▪	PartnerRe Ltd. (Reinsurance)

▪	RenaissanceRe Holdings Ltd. (Reinsurance)

▪	Transatlantic Holdings Inc. (Reinsurance)

▪	XL Capital Ltd. (Property & Casualty Insurance)
Some of the peer companies from our 2005 compensation review (last 10 listed above) were included in the 2007 review to provide continuity of data between 2007 and earlier compensation studies.
     The Committee defined the peer group based on various metrics, including industry and size. The Committee determined that the peer companies should consist of publicly-traded reinsurers (life and property-casualty) and financial services companies, including direct competitors, which were approximately one-half to 2.5 times our size (based on revenues, assets, and other similar measures). We expect to update the peer company list periodically in order to maintain an appropriate list of companies for pay comparisons as a result of mergers and acquisitions, divestitures, growth in our size and the size of those companies in the peer group, and other changes.
     We used the analyses of Hewitt Associates and Towers Perrin as our starting point for our compensation determinations in 2008 relating to base salary, total cash compensation, long-term incentives and total direct compensation. We considered individual performance, internal pay equity among positions and levels, and the relative importance of positions to us. We also considered our financial performance as demonstrated by revenue and earnings per share and various other factors that differentiate us from our peers. Along with Hewitt Associates’ review of our overall performance and future growth targets, we established a compensation strategy that we believe aligns our compensation with the market median in order to allow us to retain our current talent and attract new talent.
     The Committee determines a total compensation package for each of the six executives identified in the Summary Compensation Table (whom we refer to as our “named executive officers”) that includes base salary, MIP bonus, equity awards, and pension benefits. In determining the targeted overall compensation for our chief executive officer, we considered not only the factors described above, but also our performance over the previous two years. We used a similar analysis to establish the targeted overall compensation for our other named executive officers for 2008.
     We target the median of the peer companies’ pay for each element of named executive officer compensation. The elements of compensation we targeted consist of base salary, total cash compensation (base salary + annual incentives), long-term incentive awards (equity grants) and total direct compensation as reported by companies in the peer group (base salary + annual incentives + long-term incentive awards). The review provided by Hewitt Associates in 2007 indicated that across the named executive officer positions, in aggregate our 2007 salaries were at 85% of the peer group medians; our total cash compensation was below the peer group median at 74% of the median; our long-term incentive award levels were at 73% of the peer group median; and our aggregate total direct compensation was at 82% of the peer group median. The competitive positioning of the total direct compensation is primarily driven by the relatively low expected value of the long-term incentive awards. The following table illustrates the peer company median data compared to RGA target data for the last three years.

	Base	Total Cash	Long-Term	Total Direct
	Salary	Compensation	Incentives	Compensation[1]
Peer Company Median	$3,006	$6,445	$4,061	$9,426
RGA Named Executive Officer	$2,360	$4,238	$3,792	$8,030
Aggregate (2006)	(89.6)%	(72.3)%	(80.8)%	(69.0)%
RGA Named Executive Officer	$2,560	$4,768	$2,960	$7,728
Aggregate (2007)	(85.2)%	(74.0)%	(72.9)%	(82.0)%
RGA Named Executive Officer	$2,631	$4,871	$3,615	$8,486
Aggregate (2008)	(87.5)%	(75.6)%	(89.0)%	(90.0)%
All dollars in thousands

1.	The Total Direct Compensation of the peer group is not an arithmetic total of the elements presented in this table, but instead reflects the median Total Direct Compensation of the peer group. The Total Direct Compensation amounts for RGA represent the sum of Total Cash Compensation (which includes Base Salary) and Long-Term Incentives.
Company Compensation Policies
Base Salaries
     In determining the base salaries of our named executive officers, the Committee considers our compensation compared to that of the relevant market, as determined by a review of published surveys and compensation data of the peer companies. The Committee also considers recommendations submitted to it by our chief executive officer, who provides the Committee with details as to executive performance as compared to Company performance and the executive’s individual and divisional results.
     2008 Salaries. In February 2008, based on our compensation strategy, our goals for and analysis of targeted overall compensation, and Company performance during the previous two years, we increased the 2008 base salary for Greig Woodring, our chief executive officer, by 6.3% to $850,000. This amount reflects a level that we concluded was appropriate based on our review of his performance and leadership, and our consideration of factors relating to motivation and retention. Based upon an analysis of executive compensation, the recommendations of our chief executive officer, and our subjective evaluation of individual performance, we approved base salary increases for the named executive officers. We were satisfied with the performance of each named executive officer and approved the following base salaries for 2008 for the other named executive officers: Jack Lay, Senior Executive Vice President and Chief Financial Officer — $450,000; Paul Schuster, Senior Executive Vice President, U.S. Operations — $450,000; Graham Watson, Senior Executive Vice President, International — $510,000; Paul Nitsou, President and COO, RGA International — $371,00, and Alain Neemeh, President and CEO, RGA Canada — $350,000.
     2009 Salaries. In February 2009, we established base salaries for 2009 for the named executive officers, as follows: Greig Woodring, Chief Executive Officer — $875,500; Jack Lay, Senior Executive Vice President and Chief Financial Officer — $463,500; Paul Schuster, Senior Executive Vice President, U.S. Operations — $463,500; Graham Watson, Senior Executive Vice President, International — $525,300; Paul Nitsou, President and COO, RGA International $400,000, and Alain Neemeh, President and CEO, RGA Canada — $360,000.
Annual Management Incentives
     Our management and professional level associates are eligible to participate in our MIP, which provides annual cash incentive compensation based on one or more of the following factors: our overall performance, the performance of the participant’s division or business unit, and individual performance during the previous year. Under the MIP, participants may receive a cash bonus each year.
     We generally set MIP objectives during February of each year, and determine results and awards the following February. MIP objectives are not tied to our peer group, and are instead tied solely to our performance. Our results in 2008 were measured 75% on annual operating earnings (net income from continuing operations less realized capital gains and losses and certain other non-operating items) per share and 25% on annual consolidated revenues. Divisional results are based on each division’s revenues and operating earnings. Individual performance results are measured by progress on major projects, productivity, client development, personal development or similar-type goals in which the employee played a major role. While we intend to tie individual performance to clearly articulated and objective measures, it is necessary, and at times prudent, for management to use a certain degree of discretion in evaluating individual results. Based on these criteria, the Committee approves a schedule of participants, which includes individual incentive allocations, a minimum performance level that must be met before any payment to the individual can be made, as well as a target and a maximum. In addition, overall Company performance must meet certain minimum levels, which we refer to as the “trigger,” as determined in advance by the Committee, before any awards (including any portion of an award based solely on individual performance) are made under the MIP. Awards are based on a specified percentage of salary, which varies for each participant.
     The MIP award is designed to serve as a short-term incentive. Targets reflect our short-term goals for operating earnings per share and revenue growth. The allocation of MIP awards between individual, divisional and company-wide performance varies for each participant based on his or her job responsibilities. In general, allocations for divisional and individual performance are weighted more heavily for employees with less company-wide responsibility, and allocations for company-wide performance are weighted more heavily for executives with more company-wide responsibility. The MIP allocations for Messrs. Woodring, Lay, Schuster and Watson are based solely on overall company results with no specific allocation for divisional or individual performance; accordingly, divisional and individual performance do not affect the size or payout of individual awards to named executive officers. The MIP allocations for Messrs. Nitsou and Neemeh are based primarily on overall Company results, with a secondary allocation based on their respective divisions’ performance. We consider divisional and individual performance when evaluating an executive officer’s total compensation and may, from time to time, establish a specific MIP allocation for a particular business objective or project. The types of individual performance that may be taken into consideration include contributions toward revenue growth, earnings per share, return on equity capital, expense management, or product or client development, as well as, in certain cases, intangible items such as progress toward achievement of strategic goals, leadership capabilities, development of staff, or progress on major projects in which the officer played a key role.
     2008 MIP Awards. In February 2008, the Compensation Committee approved the performance goals and business criteria for the named executive officers under the MIP for 2008, including the minimum, target and maximum bonus opportunities, as a percentage of base salary. The targets we established were meant to require substantial efforts by our management team toward our strategic goals, but at the same time they are intended to be within reach if such efforts are made, and also provide significant rewards for extraordinary achievement. We believe that goals that are viewed as too difficult to attain would not have the effect of providing appropriate incentive.

						Applicable
Performance						Percentage
Measure	Weight	Threshold	Target	Maximum	Actual	Achieved
Revenues (dollars in thousands)	25%	$6,130,000	$6,462,000	$6,794,000	$5,681,000	0%
Operating Earnings Per Share	75%	$6.00	$6.25	$6.50	$6.12	48%
Weighted Average						36%
     In February 2009, the Committee approved the MIP awards for our named executive officers for 2008 performance. The Committee determined that our operating earnings in fiscal 2008 exceeded the amount for threshold bonus awards but did not reach the amount for target bonus awards. Revenue growth did not reach the amount for threshold bonus awards. The weighted average of the two MIP measures for 2008 performance was 36%. The average MIP award for 2008 performance as a percentage of salary for our named executive officers was approximately 44%.
     The following table describes the minimum, target and maximum bonus opportunities for the named executive officers, as a percentage of base salary, as approved by the Committee in February 2008, and the actual MIP payments for 2008 performance, as approved by the Committee in February 2009:

	2008 Bonus at	2008 Bonus at	2008 Bonus at	MIP Payment
Name	Minimum	Target	Maximum	for 2008
Greig Woodring	0%	100%	200%	$306,000
Jack Lay	0%	80%	160%	$129,600
Paul Schuster	0%	80%	160%	$129,600
Graham Watson	0%	80%	160%	$146,880
Paul Nitsou	0%	70%	140%	$264,818
Alain Neemeh	0%	70%	140%	$242,575
     2009 MIP Program and Opportunities. In February 2009, the Compensation Committee approved the performance measures and bonus opportunities for the 2009 MIP, as described in the table below. The design of our fiscal year 2009 annual incentive plan, including the performance period and the incentive opportunities, are substantially the same as for our fiscal year 2008 annual incentive plan. Financial goals were set in the same manner and with the same weightings as described for fiscal year 2008. The 2009 MIP objectives for Messrs. Woodring, Lay, Schuster and Watson are tied solely to overall company performance, measured 75% on annual operating earnings per share and 25% on annual consolidated revenues, with awards based on a specified percentage of salary. The MIP allocations for Messrs. Nitsou and Neemeh are based primarily on overall company performance, with a secondary allocation based on their respective divisions’ performance. The targets we established are meant to require substantial efforts by our management toward our strategic goals, but at the same time they are intended to be within reach if such efforts are made, and also provide significant rewards for extraordinary achievement. We believe that goals that are viewed as too difficult to attain would not have the effect of providing appropriate incentive.

	2009 Bonus at	2009 Bonus at	2009 Bonus at
	Minimum	Target	Maximum
Greig Woodring	0%	100%	200%
Jack Lay	0%	80%	160%
Paul Schuster	0%	80%	160%
Graham Watson	0%	80%	160%
Paul Nitsou	0%	70%	140%
Alain Neemeh	0%	70%	140%

Intermediate and Long-Term Incentives
     Our Flexible Stock Plan, which was established in 1993, provides for the award of various types of long-term equity incentives, including stock options, stock appreciation rights, restricted stock, performance shares, and other stock-based awards, to officers at the vice president level and above who have the ability to favorably affect our stock price and financial results. The face value of the annual award varies depending on the individual’s position, and ranges from a multiple of 0.5 to 4.0 times base salary. The value of each annual equity incentive grant is evenly split between grants of stock options and performance contingent restricted stock (“PCRS”). We believe this allocation allows us to reward the achievement of intermediate and long-term goals equally, and was based both on comparisons to the market and our desire to achieve an appropriate balance between the overall risk and reward for incentive opportunities.
     In 2008, we made equity incentive grants consisting of shares of PCRS and long-term equity incentive grants consisting of stock options. Shares of PCRS and stock options are issued under our Flexible Stock Plan.
     The PCRS grants are designed to allow us to reward the achievement of specific intermediate-term corporate financial performance goals with equity that is earned on the basis of performance. The stock options are designed to focus attention on accomplishment of long-term goals and do not have performance criteria. We implemented the PCRS program because we believe it is consistent with our pay-for-performance compensation philosophy and focuses on financial performance. We continue to evaluate the appropriate mix of long-term pay elements (i.e., stock options vs. PCRS or restricted shares) in comparison to the market and to best support our strategy. We believe that stock options provide the most appropriate vehicle for providing long-term value to management because of the tie to shareholder value, while the PCRS grants add an additional performance expectation for our management to focus on growth in earnings per share (operating return on average equity starting in 2008) and revenue over the intermediate-term.
     As discussed above under “Benchmarking of Compensation,” the Committee determines a total compensation package for our named executive officers based on an analysis of competitive market conditions and overall company performance. Accordingly, the Committee did not consider individual performance to a material extent in determining the size of PCRS and stock option awards.
Intermediate-Term Bonus Program
     Our ITB program is a performance-driven incentive program implemented in January 2004 under our Flexible Stock Plan. We believe this program reinforces our strategic and intermediate-term financial and operating goals. Incentive awards are intended to reflect management’s involvement in our performance and to encourage their continued contribution to our future. We view incentive awards as an important means of aligning the economic interests of management and shareholders.
     Our management employees are eligible to participate in this program. The purpose of the ITB is to reward participants if we achieve the rate of growth in revenue and earnings per share (operating return on average equity starting in 2008) that is approved each year by the Compensation Committee when it considers annual grants. The ITB is an ongoing program with three-year performance periods. Each year, a new three-year cycle begins, giving us the opportunity to alter ITB performance measures as appropriate. The three-year performance and reward period shifts attention toward intermediate and longer-term sustained results.
     The ITB consists of PCRS units that are granted at the beginning of the performance period at target. The Compensation Committee also sets award levels with a minimum level of performance that must be met before any payment to the individual can be made, as well as a target and a maximum. If we do not meet certain performance goals, the awards will not be made, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. PCRS grants are not treated as outstanding shares until the performance goals are met and awards are made, as determined and approved by the Compensation Committee. Awards are made in shares of fully vested, unrestricted common stock. The awards are also contingent upon the participant’s employment status with us at the end of the three-year performance period.
     We use compounded annual growth rates for revenue and operating earnings per share (operating return on average equity starting in 2008) as the performance measures for the ITB, calculated at the end of the three-year performance period. When we establish the ITB targets for a particular performance period, we may adjust those targets up or down so they are set at amounts or ranges that are generally consistent with our publicly disclosed intermediate-term growth rate goals.
     The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. Upon retirement of a holder of a PCRS grant made pursuant to this plan, provided that the holder has attained age 55 and a combination of age and service that equals at least 65, the units will be pro-rated based on the number of months of the holder’s participation during the three-year performance period and the number of shares earned.
     2006-2008 ITB Results. In February 2006, we established the minimum, target and maximum annual growth rate goals for revenue and operating earnings per share for the 2006 ITB grant (2006-2008 performance period). We established the ITB target and range for revenue and earnings per share growth for the period beginning in 2006 at levels that are generally consistent with our goals for those measures. As a result, we believe that achievement of the target earnings per share growth rate required a high level of financial and operating performance. We believe the goals and ranges we established for the 2006 grants of PCRS under the ITB were challenging but achievable.
     In January 2009, we reviewed the results for the 2006-2008 performance period and determined that our operating earnings for the three-year performance period attained the level for maximum awards of 200%, whereas actual results for revenue growth over the period did not reach the threshold so no incentives were attributed to that measure. The weighted average of the two measures for the period was 133% of target, and we approved payouts on that basis. The following table describes the goals established in February 2006 and actual results determined in January 2009:

						Applicable
Performance						Percentage
Measure	Weight	Threshold	Target	Maximum	Actual	Achieved
Revenues	33%	8%	13%	16%	7.4%	0%
Operating Earnings Per Share	67%	12%	17%	20%	20.0%	200%
Weighted Average						133%
     See “Option Exercises and Stock Vested During Fiscal 2008” for a description of the share amount and value of the PCRS awards we approved for the 2006 ITB grants.
     2008-2010 ITB Awards. In February 2008, we established the ITB target and range for revenue and determined that operating return on average equity (operating earnings divided by average adjusted equity) (“ROE”) should replace growth in operating earnings as a measure for the 2008 PCRS grants. The performance period for the 2008 PCRS grant began on January 1, 2008 and will end on December 31, 2010. The ROE measure includes capital efficiency and is a pure profit metric (i.e., not combined with growth elements). We also noted greater usage of ROE among the peer companies. Additionally, we changed the revenue measure to cumulative average growth in revenue over the three-year period because it serves as a better measure of revenue over the long run. We believe the change in the ITB measures reflects a stronger framework to enhance shareholder value. We established the ITB target and range for revenue and return on average equity for the period beginning in 2008 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the target revenue amount and return on average equity growth rate will require a high level of financial and operating performance. We believe the goals and ranges we established for the 2008 grants of PCRS under the ITB are challenging but achievable.

Performance
Measure	Weight	Threshold	Target	Maximum
Revenues	33%	9%	13%	19%
ROE	67%	11%	13%	17%
     See “Grants of Plan-Based Awards in 2008” for a description of the 2008 PCRS grants.
     2009-2011 ITB Awards. In February 2009, we established the ITB targets and ranges for the 2009 PCRS grants. The performance period for the 2009 PCRS grant began on January 1, 2009 and will end on December 31, 2011. We continued the use of ROE for the earnings component in the 2009 PCRS grants. We established the ITB targets and ranges for revenue and ROE for the period beginning in 2009 at levels that are consistent with our intermediate-term goals for those measures. As a result, we believe that achievement of the ITB targets will require a high level of financial and operating performance. We believe the goals and ranges we established for the 2009 grants of PCRS under the ITB are challenging but achievable.
     We approved the 2009 PCRS grants for the named executive officers, as follows (number of shares represents the target award): Greig Woodring, Chief Executive Officer – 20,848 shares; Jack Lay, Senior Executive Vice President and Chief Financial Officer – 9,689 shares; Paul Schuster, Senior Executive Vice President, U.S. Operations – 9,689 shares; Graham Watson, Senior Executive Vice President, International – 11,143 shares; Paul Nitsou – 6,522 shares; and Alain Neemeh – 6,522 shares.
Stock Options
     Stock options are granted annually, and the number of options granted is based on position level. Stock options are granted as part of a total compensation package for our management. The Committee considers compensation data of the peer group in determining the amount of options granted to our named executive officers and considers market data from published surveys in determining the amount of options granted to other employees.
     The vesting schedule for recent grants of stock options is five years, no portion of which vests in the first year, and 25% of which vests in each of the four remaining years. Upon retirement of a holder of stock options pursuant to this plan, provided that the holder has attained age 55 and a combination of age and service that equals at least 65, the options continue to vest in accordance with the vesting schedule.
     Since 2006, our Compensation Committee has made the annual stock option grants at its February meeting. The options are granted with an exercise price equal to the fair market value on the grant date, which is the date of the Committee meeting. The fair market value of a share of our common stock on a particular date is the closing price of the shares on the NYSE on the given date. The options expire 10 years after grant.
     2008 Option Grant. In February 2008, we approved the 2008 stock option grants for our named executive officers. We made these grants because we believe that stock options provide the most appropriate vehicle for providing long-term value to management because of the tie to shareholder value. The options have a strike price of $56.03, which is the closing price of our stock on February 20, 2008, the date the grants were approved. The vesting schedule, expiration and other terms are described above under “Stock Options.” The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements. See “Grants of Plan-Based Awards in 2008” for a description of the 2008 option grants.

     2009 Option Grant. In February 2009, we approved the 2009 stock option awards for the named executive officers, as follows: Greig Woodring, Chief Executive Officer – 50,127 shares; Jack Lay, Senior Executive Vice President and Chief Financial Officer – 23,298 shares; Paul Schuster, Senior Executive Vice President, U.S. Operations – 23,298 shares; Graham Watson, Senior Executive Vice President, International – 26,792 shares; Paul Nitsou – 15,681 shares; and Alain Neemeh – 15,681 shares. We made these grants because we believe that stock options provide the most appropriate vehicle for providing long-term value to management because of the tie to shareholder value. The options have a strike price of $32.20, which is the closing price of our stock on February 18, 2009, the date the grants were approved. The vesting schedule, expiration and other terms are described above under “Stock Options.” The grants were made pursuant to the terms of the Flexible Stock Plan and award agreements.
Executive Stock Ownership Guidelines
     In February 2004, in order to further align the interests of our management and our shareholders, we revised the executive stock ownership guidelines initially adopted in October 1996. The revised guidelines increased the market value of our shares that executives should seek to hold, based on a multiple of the executive’s base salary, as follows: our Chief Executive Officer (four times), Senior Executive Vice Presidents and Executive Vice Presidents (three times), and Senior Vice Presidents (two times). The market value of shares includes only those shares of common stock and restricted shares that are directly or beneficially owned by the executive. Executives who are subject to the guidelines must retain the net shares (net of applicable taxes and, for options, the exercise cost) from any stock option exercise or award of PCRS until they satisfy their respective stock ownership requirement.
     As of February 2009, Messrs. Woodring, Lay, Schuster and Watson have met the stock ownership requirements through holdings of shares of our common stock.
Timing of Regular Equity Grants
     We typically release earnings for the fourth quarter in late January of the following year. The Compensation Committee meets in mid-February of each year to approve regular grants of stock options and PCRS awards. Equity grants are effective on and have a grant date of the same day as the Committee meeting, and the exercise price for the stock option grants is the closing price of our common stock on the NYSE on the day of the Committee meeting in February. This timing and process is designed to ensure that our fourth-quarter earnings information is fully disseminated to the market by the time the stock option grants and related exercise price are determined. The PCRS awards are measured by financial performance over a three-year period and the market price of our common stock is not a factor in those calculations or measures. In 2005 and prior years, we made annual equity incentive grants on the date of the board and committee meetings in late January.
Perquisites
     We compensate our executive officers in the form of cash, equity and equity-based awards. Accordingly, we do not provide executive officers or their families with perquisites such as planes, cars, or apartments, and we do not reimburse executive officers or any of our employees for personal-benefit perquisites such as club dues or other social memberships. Executive officers and other employees may seek reimbursement for business-related expenses in accordance with our business expense reimbursement policy.
Profit Sharing Plan
     All employees of RGA Reinsurance Company who meet the eligibility requirements participate in the profit sharing plan. Effective January 1, 2001, we adopted a safe harbor design for the plan that provides for a match of up to 4% of compensation. All eligible employees are also entitled to receive a profit sharing award ranging from 0% to 6% of compensation depending on whether we meet or exceed our minimum performance level and targets, regardless of their 401(k) participation. A minimum performance level must be met before the profit sharing award can be made. The minimum performance level and targets for each year are established at the beginning of the year. To the extent that the participant’s cash compensation is less than limits set by the IRS ($230,000 for 2008), a participant may elect to defer up to one-half of his profit sharing award to the plan, while the other one-half is automatically contributed to the plan.
     As stated above, in fiscal 2008 we did not attain the threshold amount for revenue growth but exceeded the threshold amount for operating earnings per share. Based on these results, in January 2009, the Board of Directors approved a profit sharing award of 1.0% for 2008.
Retirement Plans
     Some of our employees, including our executive officers, participate in the RGA Performance Pension Plan (or the “Pension Plan”), a qualified defined benefit plan. The Pension Plan is a broad-based retirement plan that is intended to provide a source of income during retirement for full-time employees in the U.S. Some of our employees, including certain executive officers, also participate in the RGA Reinsurance Company Augmented Benefit Plan (or the “RGA Augmented Plan”), a non-qualified plan under which eligible employees are entitled to additional retirement benefits not paid under the Pension Plan and the RGA Reinsurance Company Profit Sharing Plan (or the “RGA Profit Sharing Plan”) due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the RGA Profit Sharing Plan. The RGA Augmented Plan provides benefits based on an employee’s annual cash compensation and without regard to certain limitations that apply to broad-based, qualified retirement plans, in order for a participant’s retirement income provided under the plans to be based on his or her total eligible cash compensation. The Augmented Plan is generally only available to the associates at the vice president level and above who earn more than the compensation limits under the qualified plans ($230,000 for 2008).
     Additionally, employees at the vice president level and above are eligible to participate in our Executive Deferred Savings Plan, a non-qualified plan which allows participants to defer income, including bonuses and incentive compensation, and to defer matching contributions without regard to qualified plan limitations. Base pay and regular annual incentive awards, but not long-term compensation, are treated as eligible pay under the terms of our retirement plans. We sponsor tax-qualified pension and savings plans, as well as non-qualified “parity” pension and savings plans providing benefits to all employees whose benefits under the tax-qualified plans are limited by the Code. The Committee periodically reviews our retirement benefits to ensure that the benefits are appropriate and cost effective as part of an overall compensation program intended to provide basic economic security for our highly skilled and qualified workforce and at a level consistent with competitive practices.
     Messrs. Woodring, Lay and Schuster participate in the Pension Plan and the RGA Augmented Plan. Messrs. Watson, Nitsou and Neemeh are not eligible to participate in the U.S. pension plans. To provide a similar retirement benefit, Messrs. Watson and Nitsou participate in a supplemental executive retirement plan sponsored by RGA International Corporation, which has the same benefit structure as the related plan for our executives at RGA Canada, our Canadian operating company. Mr. Neemeh participates in a supplemental executive retirement plan sponsored by RGA Canada. For additional details regarding executive participation in our retirement plans, see “Pension Benefits in Fiscal 2008.”
No Employment and Severance Agreements
     Consistent with our pay-for-performance compensation philosophy, we do not provide employment or severance agreements to any of our named executive officers.
Deductibility of Compensation
     The goal of the Committee is to comply with the requirements of Code Section 162(m), to the extent deemed practicable, with respect to annual and long-term incentive programs to avoid losing the deduction for non-performance-based compensation in excess of $1,000,000 paid to our chief executive officer, chief financial officer and three other most highly-compensated executive officers (other than the CEO and CFO). We generally structure our performance-based compensation plans with the objective that amounts paid under those plans and arrangements are tax deductible, including having the plans approved by our shareholders. However, a portion of certain ITB awards may not be tax deductible, but we believe those awards are appropriate to achieve our compensation objectives.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for 2008 and our 2009 Proxy Statement. This report is provided by the following independent directors, who comprise the Committee:
Alan C. Henderson, Chairman
William J. Bartlett
J. Cliff Eason
Stuart I. Greenbaum
Executive Compensation
Summary Compensation Table
Fiscal Years 2008, 2007 and 2006 Compensation

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary[1]	Bonus	Awards[2]	Awards[3]	sation[4]	Earnings[5]	sation[6]	Total
A. Greig Woodring	2008	$844,231	0	$407,357	$642,029	$307,150	$787,138	$32,488	$3,020,386
President and CEO	2007	$788,462	0	$1,338,911	$927,923	$1,368,825	$718,975	$92,648	$5,235,744
	2006	$695,038	0	$1,648,767	$1,119,629	$951,990	$356,410	$37,896	$4,809,730

Jack B. Lay	2008	$446,538	0	$192,991	$384,594	$130,750	$217,882	$50,085	$1,417,745
Sr. EVP and CFO	2007	$417,115	0	$443,345	$267,562	$578,169	$187,931	$49,769	$1,943,891
	2006	$389,231	0	$581,113	$219,969	$432,169	$85,595	$29,906	$1,737,983

Paul A. Schuster	2008	$446,538	0	$169,418	$384,594	$130,750	$223,412	$29,591	$1,384,309
Sr. EVP — U.S. Ops	2007	$417,115	0	$419,772	$264,072	$578,169	$179,906	$52,723	$1,911,757
	2006	$389,231	0	$557,541	$220,145	$416,180	$89,530	$29,906	$1,702,533

Graham Watson	2008	$505,000	0	$268,765	$278,262	$157,892	$137,347	$9,905	$1,357,171
Sr. EVP — Int’l	2007	$475,000	0	$666,440	$362,424	$703,005	$57,091	$10,016	$2,273,976
	2006	$445,385	0	$812,770	$376,423	$513,208	$154,472	$8,148	$2,310,406

Paul Nitsou President and COO-Int’l	2008	$365,472	0	$117,043	$147,037	$307,542	—	$9,905	$946,999

Alain Neemeh President and CEO - Canada	2008	$346,732	0	$117,377	$93,666	$242,575	—	$9,905	$810,255

1.	For Messrs. Woodring, Lay and Schuster, this column includes any amounts deferred at the election of the executive officers under the RGA Reinsurance Company Executive Deferred Savings Plan. Messrs. Watson, Nitsou and Neemeh are not U.S. citizens and are not eligible to participate in the deferred savings plan.

2.	This column represents the dollar amount recognized for financial statement reporting purposes for each fiscal year for the fair value of PCRS units granted in such year, as well as grants of PCRS units and restricted stock made in prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown disregard estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to note 18 of the RGA financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. See also “Grants of Plan-Based Awards in 2008” for information on awards made in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

3.	This column represents the dollar amount recognized for financial statement reporting purposes for each fiscal year for the fair value of stock options granted to each of the named executive officers in such year, as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to note 18 of the RGA financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. See also “Grants of Plan-Based Awards in 2008” for information on options granted in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

4.	Includes, for all named executive officers, cash bonuses earned for performance during each fiscal year and paid in March of the following year (including any bonuses deferred at the election of the executive officers) under the cash bonus portion of the MIP, which we describe in the “Compensation Discussion and Analysis” (“CD&A”). The cash bonus payments for 2008 performance were $306,000 for Mr. Woodring, $129,600 for Mr. Lay, $129,600 for Mr. Schuster, $146,880 for Mr. Watson, $264,818 for Mr. Nitsou and $242,575 for Mr. Neemeh. Also includes for Mr. Nitsou a retention bonus of $35,700.

The cash bonus payments for 2007 performance were $1,363,200 for Mr. Woodring, $572,544 for Mr. Lay, $572,544 for Mr. Schuster, and $654,336 for Mr. Watson. The cash bonus payments for 2006 performance were $947,590 for Mr. Woodring, $427,769 for Mr. Lay, $411,780 for Mr. Schuster, and $493,380 for Mr. Watson.

Also includes amounts paid in cash or deferred at the officer’s election each year under the RGA Profit Sharing Plan for Messrs. Woodring, Lay, and Schuster, which totaled $1,150 for 2008, $5,625 for 2007, and $4,400 for 2006. Also includes $11,012 paid to Mr. Watson in 2008, $48,669 in 2007, and $19,826 in 2006, and $7,024 paid to Mr. Nitsou in 2008, in lieu of awards under the RGA Profit Sharing Plan, in which they are not eligible to participate.

5.	This column represents the sum of the change in pension value in each fiscal year for each of the named executive officers. We do not pay above-market or preferential earnings on any account balances, therefore, this column does not reflect any amounts relating to nonqualified deferred compensation earnings. See the Pension Benefits and Nonqualified Deferred Compensation tables for additional information. Changes in the pension values for 2008 were negative for Mr. Nitsou ($146,584) and Mr. Neemeh ($226,744) primarily because of a change in the applicable interest rate. The amounts for Messrs. Watson, Nitsou and Neemeh represent the amount in Canadian dollars as converted to U.S. dollars using an annualized currency exchange rate.

6.	Amount includes contributions for Messrs. Woodring, Lay and Schuster by RGA Reinsurance Company to the officers’ accounts in qualified and non-qualified plans for the 2008 plan year. Amount for Messrs. Watson and Nitsou represents contributions made to their accounts for the 2008 plan year by RGA International under its retirement plan. Amount for Mr. Neemeh represents contributions made to his account for the 2008 plan year by RGA Canada under its retirement plan. The amounts for Messrs. Watson, Nitsou and Neemeh represent the amount of Canadian dollars paid converted to U.S. dollars using an annualized currency exchange rate.
Grants of Plan-Based Awards in 2008
     This table provides the following information about equity and non-equity awards granted to the named executive officers in 2008: (1) the grant date; (2) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the MIP award granted in 2008 for the 2008 performance period; (3) estimated future payouts under equity incentive plan awards, which consist of potential payouts under the PCRS grants in 2008 for the 2008-2010 performance period; (4) all other option awards, which consist of the number of shares underlying stock options granted to the named executive officers in 2008; (5) the exercise price of the stock options granted, which reflects the closing price of RGA stock on the date of grant, and (6) the grant date fair value of each equity grant calculated under SFAS 123R.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number	Number of	or Base	Fair Value
		Under Non-Equity			Under Equity Incentive Plan			of Shares	Securities	Price of	of Stock
	Grant	Incentive Plan Awards[1]			Awards (Number of Shares)[2]			of Stock	Underlying	Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options[3]	Awards[4]	Awards[5]
Woodring	2/20/2008	0	$850,000	$1,700,000	—	—	—	—	—	—	—
		—	—	—	0	11,601	23,202	—	—	—	$650,004
		—	—	—	—	—	—	—	32,225	$56.03	$451,795
Lay	2/20/2008	0	$360,000	$720,000	—	—	—	—	—	—	—
		—	—	—	0	5,408	10,816	—	—	—	$303,010
		—	—	—	—	—	—	—	15,022	$56.03	$210,608
Schuster	2/20/2008	0	$360,000	$720,000	—	—	—	—	—	—	—
		—	—	—	0	5,408	10,816	—	—	—	$303,010
		—	—	—	—	—	—	—	15,022	$56.03	$210,608
Watson	2/20/2008	0	$408,000	$816,000	—	—	—	—	—	—	—
		—	—	—	0	7,000	14,000	—	—	—	$392,210
		—	—	—	—	—	—	—	15,022	$56.03	$210,608
Nitsou	2/20/2008	0	$259,000	$518,000	—	—	—	—	—	—	—
		—	—	—	0	3,641	7,282	—	—	—	$204,005
		—	—	—	—	—	—	—	10,114	$56.03	$141,798
Neemeh	2/20/2008	0	$259,000	$518,000	—	—	—	—	—	—	—
		—	—	—	0	3,641	7,282	—	—	—	$204,005
		—	—	—	—	—	—	—	10,114	$56.03	$141,798

1.	These columns reflect the potential value of the payment for 2008 performance under the MIP for each named executive if the threshold, target or maximum goals are satisfied for both performance measures. The potential payments are performance-driven and are therefore completely at risk. The performance measurements, salary and bonus multiples for determining the payments are described in the CD&A. The bonus amount for actual 2008 performance was determined in February 2009 based on the metrics described in the CD&A, and is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

2.	This column reflects the number of PCRS units granted in 2008 under our Flexible Stock Plan, which will convert into shares of RGA stock at the end of the three-year performance period if the specified performance levels are achieved. The performance period commenced January 1, 2008 and ends December 31, 2010. If the “trigger” is not met, no award will be made. If the minimum level of performance is met, the award of shares starts at 50% (target is 100% and maximum is 200%). See discussion of ITB awards in the CD&A.

3.	This column reflects the number of stock options granted in 2008 to the named executive officers. These options vest and become exercisable in four equal annual installments of 25%, beginning on December 31, 2009.

4.	This column reflects the exercise price per share of common stock for the stock options granted, which is the closing price of the common stock on February 20, 2008, the date the Compensation Committee approved the grant.

5.	This column reflects the full grant date fair value of PCRS units under SFAS 123R and the full grant date fair value of stock options under SFAS 123R granted to the named executive officers in 2008. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. See note 2 of the Summary Compensation Table for a discussion of fair value calculation related to the PCRS. For PCRS units, fair value is calculated using the closing price of RGA stock on the grant date of $56.03. For stock options, fair value is calculated using the Black-Scholes value on the date of grant of $14.02. The fair value shown for stock awards and option awards is reported in accordance with SFAS 123R. For additional information on the valuation assumptions, refer to note 18 of RGA’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers. For example, the PCRS units are subject to specified performance objectives over the performance period, with one-third tied to growth in revenue and two-thirds tied to growth in operating earnings. In addition, the value of options, if any, realized by the optionee will not be determined until exercise.

Intermediate-Term Incentive Awards
     The Compensation Committee approved grants of target awards of PCRS on February 20, 2008. The grants were made pursuant to the terms of the Flexible Stock Plan and a grant agreement. The Compensation Committee has established as performance goals annual operating earnings (net income from continuing operations less realized capital gains and losses and certain other non-operating items) per share and annual consolidated revenues. At the beginning of each three-year performance period, the Compensation Committee grants to each named executive officer a target PCRS award that is payable in shares of our common stock. The Compensation Committee also sets performance levels with a minimum, target and maximum levels of performance. If we do not meet the minimum performance goals, the PCRS awards will not be earned and no common stock will be paid out, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. Grants of performance-contingent restricted stock are not treated as outstanding shares until the performance goals are met and awards are made, as determined and approved by the Compensation Committee. Awards are made in shares of fully vested, unrestricted common stock. The awards are pro-rated for recipients who die, become disabled or retire during the three-year performance period.
Stock Options
     The options become exercisable in 25% increments on each of December 31, 2009, 2010, 2011 and 2012. Vesting will be accelerated upon the officer’s death or disability and upon a change in control of us (as such terms are defined in the Flexible Stock Plan and option agreements). All stock option grants were approved by the Compensation Committee on February 20, 2008.
Employment Agreements
     None of the named executive officers have written employment agreements with us. For additional information see “Compensation Discussion and Analysis” (“CD&A”).
Outstanding Equity Awards at 2008 Fiscal Year-End
     The following table provides information on the 2008 year-end holdings of stock options, restricted stock and PCRS by our named executive officers. This table includes unexercised and unvested option awards, unvested restricted stock and unvested PCRS grants with performance conditions that have not yet been satisfied. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is described in the footnotes following this table, based on the option or stock award grant date. The market value of the stock awards is based on the closing market price of RGA stock as of December 31, 2008, the last business day of the year, which was $42.82. The PCRS grants are subject to specified performance objectives over the performance period, with 67% tied to operating return on average equity and 33% tied to the cumulative average growth rate in revenues. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the CD&A.

A. Greig Woodring, President and CEO

	Option Awards					Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan					Number of	Value of
			Awards:			Number	Market	Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
			Securities			or Units	Shares or	Units or	Units or
	Number of Securities		Underlying			of Stock	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/2000	49,596			$23.19	1/1/2010
1/1/2001	67,086			$29.81	1/1/2011
1/1/2002	70,197			$31.91	1/1/2012
1/29/2003	82,081			$27.29	1/29/2013
1/28/2004	34,335			$39.61	1/28/2014
1/27/2005	22,119	7,373		$47.47	1/27/2015
2/21/2006	18,955	18,956		$47.48	2/21/2016
2/20/2007	7,764	23,294		$59.63	2/20/2017
2/20/2007								19,442	$832,506
2/20/2008		32,225		$56.03	2/20/2018
2/20/2008								11,601	$496,755
Jack B. Lay, Senior Executive Vice President and CFO

	Option Awards					Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan					Number of	Value of
			Awards:			Number	Market	Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
			Securities			or Units	Shares or	Units or	Units or
	Number of Securities		Underlying			of Stock	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/1999						6,548 [2]	$280,385
1/29/2003	27,025			$27.29	1/29/2013
1/28/2004	12,150			$39.61	1/28/2014
1/27/2005	7,899	2,634		$47.47	1/27/2015
2/21/2006	5,660	5,661		$47.48	2/21/2016
2/20/2007	2,779	8,340		$59.63	2/20/2017
2/20/2007								6,960	$298,028
2/20/2008		15,022		$56.03	2/20/2018
2/20/2008								5,408	$231,571

Paul A. Schuster, Senior Executive Vice President – U.S. Operations

Option Awards						Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan					Number of	Value of
			Awards:			Number	Market	Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
			Securities			or Units	Shares or	Units or	Units or
	Number of Securities		Underlying			of Stock	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/2002	20,762			$31.91	1/1/2012
1/29/2003	25,192			$27.29	1/29/2013
1/28/2004	12,150			$39.61	1/28/2014
1/27/2005	7,899	2,634		$47.47	1/27/2015
2/21/2006	5,660	5,661		$47.48	2/21/2016
2/20/2007 2/20/2007	2,779	8,340		$59.63	2/20/2017			6,960	$298,028
2/20/2008 2/20/2008		15,022		$56.03	2/20/2018			5,408	$231,571
Graham Watson, Senior Executive Vice President — International

Option Awards						Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan						Value of
			Awards:			Number	Market	Number of	Unearned
			Number of			of Shares	Value of	Unearned	Shares,
			Securities			or Units	Shares or	Shares,	Units or
	Number of Securities		Underlying			of Stock	Units of	Units or	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Other Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/2001	17,778			$29.81	1/1/2011
1/1/2002	17,236			$31.91	1/1/2012
1/29/2003	31,577			$27.29	1/29/2013
1/28/2004	12,150			$39.61	1/28/2014
1/27/2005	7,899	2,634		$47.47	1/27/2015
2/21/2006	5,660	5,661		$47.48	2/21/2016
2/20/2007 2/20/2007	2,779	8,340		$59.63	2/20/2017			14,000	$599,480
2/20/2008 2/20/2008		15,022		$56.03	2/20/2018			7,000	$299,740

Paul Nitsou, President and COO — International

Option Awards						Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan					Number of	Value of
			Awards:			Number	Market	Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
			Securities			or Units	Shares or	Units or	Units or
	Number of Securities		Underlying			of Stock	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/2000	9,843			$23.19	1/1/2010
1/1/2001	8,302			$29.81	1/1/2011
1/1/2002	8,221			$31.91	1/1/2012
1/29/2003	12,697			$27.29	1/29/2013
1/28/2004	10,320			$39.61	1/28/2014
1/27/2005	6,714	2,239		$47.47	1/27/2015
2/21/2006	4,870	4,871		$47.48	2/21/2016
2/20/2007 2/20/2007	1,996	5,991		$59.63	2/20/2017			5,000	$214,100
2/20/2008 2/20/2008		10,114		$56.03	2/20/2018			3,641	$155,908
Alain Neemeh, President and CEO — Canada

Option Awards						Stock Awards
								Equity Incentive Plan
								Awards
									Market or
			Equity						Payout
			Incentive Plan					Number of	Value of
			Awards:			Number	Market	Unearned	Unearned
			Number of			of Shares	Value of	Shares,	Shares,
			Securities			or Units	Shares or	Units or	Units or
	Number of Securities		Underlying			of Stock	Units of	Other	Other
	Underlying Unexercised		Unexercised	Option	Option	That	Stock That	Rights That	Rights That
Grant	Options		Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Date	Exercisable[1]	Unexercisable	Options	Price	Date	Vested	Vested	Vested[3]	Vested[3]
1/1/2001	3,247			$29.81	1/1/2011
1/1/2002	5,416			$31.91	1/1/2012
1/29/2003	6,994			$27.29	1/29/2013
1/28/2004	3,600			$39.61	1/28/2014
1/27/2005	2,370	790		$47.47	1/27/2015
2/21/2006	2,369	2,370		$47.48	2/21/2016
2/20/2007 2/20/2007	1,996	5,991		$59.63	2/20/2017			5,000	$214,100
2/20/2008 2/20/2008		10,114		$56.03	2/20/2018			3,641	$155,908

1.	Options with a grant date from 1998 through 2003 vested and became exercisable in five equal annual installments of 20%, on December 31 of the first, second, third, fourth and fifth years. Options granted in 2004 and subsequent years vest and become exercisable in four equal annual installments of 25%, on December 31 of the second, third, fourth and fifth years.

2.	Mr. Lay was granted 6,548 shares of restricted stock effective January 1, 1999, which vested on January 1, 2009.

3.	These columns reflect the number of shares and estimated market value of grants of PCRS. On January 23, 2009, the Compensation Committee determined that the 2006 PCRS award would be paid at 133% of target. See “Option Exercises and Stock Vested During Fiscal 2008” for more information on the payout of those awards. SEC rules require disclosure of the number of shares and estimated market value of PCRS grants based on a level equal to or the next level higher (e.g., target or maximum) than the prior year’s award. As noted, the 2006 PCRS award paid out at 133%. Accordingly, the number of shares and estimated market value for the PCRS grants made in 2007 are disclosed assuming they are awarded at the maximum (200%) level. The amounts for the PCRS grants made in 2008 are disclosed assuming they are awarded at the target (100%) level. The market or payout value is estimated using the closing price, $42.82, of our common stock on December 31, 2008, the last business day of the year. The performance period for the 2007 PCRS grant is January 1, 2007 through December 31, 2009. The performance period for the 2008 PCRS grant is January 1, 2008 through December 31, 2010.
Option Exercises and Stock Vested During Fiscal 2008
     The following table provides information for the named executive officers on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares awarded for the PCRS grants in 2006 (three-year performance period ending December 31, 2008) and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise	on Exercise	on Vesting	on Vesting
Woodring[1]	25,261	$16,706	36,332	$1,581,390
Lay[2]	0	—	6,372	$237,230
Schuster[3]	0	—	6,372	$237,230
Watson[4]	10,616	$64,970	9,336	$347,579
Nitsou[5]	5,802	$38,467	5,484	$204,169
Neemeh[6]	0	—	2,668	$99,330

1.	Mr. Woodring exercised 25,261 options on November 26, 2008, with an exercise price of $36.00. He sold all of the shares on the same day at prices that ranged from $36.50 to $38.20. He acquired 21,332 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant. He acquired 15,000 shares with a market price of $52.48 on January 1, 2008, the vesting date of restricted stock granted on January 1, 1998.

2.	Mr. Lay acquired 6,372 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant.

3.	Mr. Schuster acquired 6,372 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant.

4.	Mr. Watson exercised 10,616 options on December 30, 2008, with an exercise price of $36.00. He acquired 9,336 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant.

5.	Mr. Nitsou exercised 5,802 options on December 31, 2008, with an exercise price of $36.00. He acquired 5,484 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant.

6.	Mr. Neemeh acquired 2,668 shares with a market price of $37.23 on January 23, 2009, the award date for the 2006-2008 PCRS grant.

Pension Benefits in Fiscal 2008
     Some of our employees participate in the RGA Performance Pension Plan (the “Pension Plan”), a qualified defined benefit plan. Some of our employees also participate in the RGA Reinsurance Company Augmented Benefit Plan (the “RGA Augmented Plan”), a non-qualified plan under which eligible employees are entitled to receive retirement benefits not paid under the Pension Plan and the RGA Profit Sharing Plan due to Internal Revenue Code (the “Code”) limits on the amount of benefits that may accrue and be paid under the Pension Plan and the RGA Profit Sharing Plan.
     Messrs. Woodring, Lay and Schuster participate in the Pension Plan and the RGA Augmented Plan. The monthly benefit payable for life at age 65 for each individual is the sum of (a) and (b) below:
(a)	The sum of (1) 1.05% of Final Average Monthly Compensation (as defined below), multiplied by the number of years of service earned as of December 31, 1995, plus (2) 0.65% of the excess, if any, of Final Average Monthly Compensation minus one-twelfth of the Social Security Maximum Wage Average (as defined below), multiplied by the number of years of service earned as of December 31, 1995; plus

(b)	The actuarial equivalent of a lump sum benefit equal to the sum of the amounts determined below for each full year of service completed after December 31, 1995:

Age on January 1 of the	Percentage of Final
Plan Year in Which	Average Annual	Percentage of Excess
the Year of Service is Earned	Compensation Credited	Compensation Credited
Up to 35	2%	1%
35 – 44	4%	2%
45 – 54	6%	3%
55 or over	8%	4%
     “Social Security Maximum Wage Average” means the average of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains the Social Security retirement age. “Social Security Wage Base” means the maximum amount of compensation that may be considered wages for FICA tax, or $102,000 for 2008. “Breakpoint” means 60% of the Social Security Wage Base raised to the next highest $100 increment. “Excess Compensation” means the excess, if any, of Final Average Annual Compensation minus the Breakpoint. “Final Average Annual Compensation” means the highest average Benefit Salary for the five consecutive years during the preceding ten years. “Benefit Salary” means actual base salary, eligible bonuses and pre-tax salary deferrals made to the profit sharing plan or a cafeteria plan and the CODA portion of the profit sharing award. “Final Average Monthly Compensation” is one-twelfth of Final Average Annual Compensation.
     Payment of the specified retirement benefits is contingent upon continuation of the plans in their present form until the officer retires. RGA International Corporation and RGA Canada maintain Canadian Supplemental Executive Retirement Plans, which are non-qualified defined benefit plans pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Messrs. Watson, Nitsou and Neemeh participate in these plans and are not eligible to participate in the Pension Plan or the RGA Augmented Plan.
     Until January 1, 1994, we also maintained an Executive Supplemental Retirement Plan (the “RGA Supplemental Plan”), a non-qualified defined benefit plan pursuant to which eligible executive officers are entitled to receive additional retirement benefits. Benefits under the RGA Supplemental Plan were frozen as of January 1, 1994. The frozen annual benefit payable upon retirement at age 65 is $3,060 for Mr. Woodring. Retirement benefits under the RGA Supplemental Plan are payable at age 65 in the form of a 15-year certain life annuity, with no direct or indirect integration with Social Security benefits.

		Number of			Payments
		Years	Present Value		During
		Credited	of Accumulated		Last Fiscal
Name	Plan Name	Service	Benefit[1]		Year

Woodring	Performance Pension Plan	28	$571,592		—
	Augmented Benefit Plan	28	$3,730,071		—
	Supplemental Plan	15	$238,401		—

Lay	Performance Pension Plan	16	$276,670		—
	Augmented Benefit Plan	16	$671,757		—

Schuster	Performance Pension Plan	16	$277,378		—
	Augmented Benefit Plan	16	$666,848		—

Watson	RGA International Supplemental Executive	12	$1,438,212	[2]	—
	Retirement Plan

Nitsou	RGA International Supplemental Executive	12	$651,988	[3]	—
	Retirement Plan

Neemeh	RGA International Supplemental Executive	12	$417,180	[4]	—
	Retirement Plan

1.	The accumulated benefit for the U.S. plans is based on service and compensation (as described above) considered by the plans for the period through December 31, 2008. The present value has been calculated assuming the earliest retirement age at which the participant can elect an unreduced benefit. For additional discussion of the assumptions, see note 10 of RGA’s financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. As described in such note, the interest assumption is 6.20%.

2.	Represents Canadian $1,542,596 converted to U.S. dollars using an annualized currency exchange rate.

3.	Represents Canadian $691,148 converted to U.S. dollars using an annualized currency exchange rate.

4.	Represents Canadian $442,237 converted to U.S. dollars using an annualized currency exchange rate.
Nonqualified Deferred Compensation in Fiscal 2008
     The table below provides information on the non-qualified deferred compensation arrangements in which our U.S. named executive officers were eligible to participate during 2008. Messrs. Watson, Nitsou and Neemeh are not U.S. citizens and therefore are not eligible to participate in these deferred compensation arrangements, nor are there any similar arrangements available to our Canadian employees. Employees in the U.S. who hold the office of vice president and above are able to defer up to 50% of their base salary and up to 100% of their cash bonus payments under our Executive Deferred Savings Plan (“EDSP”). With respect to distributions, participants may elect to receive either a lump sum payment or 1 to 15 annual installments. In addition, we also maintain the RGA Augmented Plan, a non-qualified plan under which eligible employees are entitled to receive profit sharing and matching contributions not paid to the employee under the RGA Profit Sharing Plan, due to Code limits or a reduction in compensation pursuant to the employee’s participation in the EDSP. The contributions made into the employee’s non-qualified deferred compensation account are based upon the maximum matching contribution rate we provide to other employees in connection with the RGA Profit Sharing Plan.
     The investment fund alternatives under the RGA Augmented Plan and EDSP mirror those in the RGA Profit Sharing Plan, and we credit the participant’s non-qualified deferred compensation account(s) with the returns he or she would have received in accordance with the investment alternatives selected from time to time by the participant. We do not pay above-market or preferential earnings, compensation or returns under the EDSP or Augmented Plan, or any other plan.

     The named executive officers cannot withdraw any amounts from their deferred compensation balances until they either terminate employment or reach the designated distribution date selected by the executive at the time of their deferral election (in the case of benefits held in the executive’s EDSP account).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in Last	Withdrawals/	Balance
Name	Last FY1	in Last FY2	FY3	Distributions	at Last FYE[4]
Woodring	—	$78,023	($132,804)	—	$236,409
Lay	$103,524	$56,186	($222,506)	—	$457,413
Schuster	—	$41,914	($69,641)	—	$110,709
Watson	N/A	N/A	N/A	N/A	N/A
Nitsou	N/A	N/A	N/A	N/A	N/A
Neemeh	N/A	N/A	N/A	N/A	N/A

1.	The amounts in this column are also included in the Summary Compensation Table in the salary column (i.e., contributions to the RGA Augmented Benefit Plan).

2.	The amounts in this column reflect 2007 contributions credited to the participant’s account during fiscal year 2008. For reasons related to the timing of the contributions, the amounts will not match the amounts in the Summary Compensation Table’s “All Other Compensation” column, which are contributions for the 2008 fiscal year credited in 2009.

3.	Reflects earnings credited to the participant’s account during 2008 in connection with the investment selections chosen from time to time by the participant.

4.	The aggregate balance at last fiscal year-end column reflects the following amounts that were reported in the Summary Compensation Table in previous years: Woodring, $291,189; Lay, $520,210; and Schuster, $138,435.
Potential Payments Upon Termination or Change of Control
     As described in the CD&A, our named executive officers do not have employment, severance or change of control agreements with our Company. The information below describes and quantifies certain compensation that may or will become payable under existing plans and agreements if the named executive officer’s employment had terminated on December 31, 2008, due to a change of control, disability or death, given his or her compensation and service levels as of such date and, where applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees such as distributions under the 401(k) and pension plans, retiree medical benefits, disability benefits and accrued vacation pay.
     Change of Control. Upon the occurrence of a change of control (as defined below), any unvested stock options granted before the date of that event could become exercisable if the Compensation Committee decided to maintain the named executive officer’s rights following a change in control. Our Flexible Stock Plan and stock option grant agreements provide that the Compensation Committee may accelerate the vesting periods or arrange for us to purchase the options so the named executive officer receives the value that he or she would have attained had the option been currently exercisable. In addition, our Flexible Stock Plan and PCRS grant agreements provide that upon a change of control, as soon as practicable following the end of the applicable three-year performance period, we must deliver to the named executive officer the number of shares that coincides with the target award for each outstanding grant of PCRS.
     Disability or Death. If one of the named executive officers were to become disabled or die, any unvested stock options granted before the date of such event would immediately vest and become exercisable. In addition, he or she would receive a pro rata proportion of the shares of common stock that would have been issued under any award of PCRS at the end of the three-year performance period. The pro rata proportion is determined based on the number of calendar months in the performance period during which he or she was employed, divided by 36 months (the total number of months in the three-year performance period).
     Retirement. Upon the “retirement” (as defined below) of a named executive officer, unvested stock options do not accelerate but continue to vest in accordance with the vesting schedule and provisions specified in the respective option grant agreement(s). Upon his or her retirement, the pro rata distribution provisions described above under “Disability or Death” apply to any PCRS grants. Due to the number of factors that affect the nature, amount and timing of the vesting and exercise of stock options, or the actual award following a PCRS performance period, the amounts paid to or received by the named executive officer may differ and are undeterminable until actually realized.
     The named executive officers may participate in deferred compensation plans that permit deferral of certain compensation. They also participate in our defined contribution and defined benefit retirement plans. The last column of the Nonqualified Deferred Compensation table reports each named executive’s aggregate balance at December 31, 2008, under each nonqualified deferred compensation or defined contribution plan. The named executive officers are entitled to receive the amount in their deferred compensation account in the event of termination of employment or retirement. The Pension Benefits table describes the general terms of each pension plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit.
     Definitions. “Change of Control” is defined in our Flexible Stock Plan and, for this discussion, means (i) the acquisition, without Board approval, of more than twenty percent (20%) of our outstanding common shares through a tender offer, exchange offer or otherwise, (ii) our liquidation or dissolution following a sale or other disposition of all or substantially all of our assets, (iii) a merger or consolidation involving us which results in us not being the surviving corporation, or (iv) a change in the majority of the members of our Board of Directors during any two-year period not approved by at least two-thirds of the Directors who were members at the beginning of the two-year period.
     “Retirement” is defined in the respective equity incentive grant agreements and means disability, death or termination of employment due to retirement of a named executive officer who has attained age 55 and a combination of age and service that equals at least 65. Thus, named executive officers who attain age 55 and have 10 years of service (which at December 31, 2008 includes Messrs. Woodring and Watson) satisfy the definition and are eligible for the benefits described above associated with retirement.
     The following table provides the value of equity awards that would accelerate and become exercisable or vested upon the occurrence of a change of control or if the named executive officer had become disabled or died as of December 31, 2008. The value calculations are based upon our stock price as of December 31, 2008 ($42.82), the last business day of the year, and in the case of options reflect the payment of the respective option exercise price. The amount for options is zero because as of December 31, 2008 all outstanding unvested options are out of the money.

	Change of Control		Disability or Death
		PCRS		PCRS
Name	Options	(full award at target)	Options	(pro rata)
Woodring	—	$913,008	—	$443,087
Lay	—	$380,584	—	$176,533
Schuster	—	$380,584	—	$176,533
Watson	—	$599,480	—	$299,740
Nitsou	—	$262,958	—	$123,336
Neemeh	—	$262,958	—	$123,336
Director Compensation
     Directors who also serve as officers of our Company or any subsidiary do not receive any additional compensation for serving our Company as members of the Board of Directors or any of our committees. During 2008, this group of directors consisted of Messrs. Kandarian, Reali, Ms. Piligian and Mr. Woodring, and the group of directors who are not employees of our Company or any subsidiary (“non-employee directors”) consisted of Messrs. Bartlett, Eason, Greenbaum and Henderson. Effective January 1, 2005, the Board revised the compensation for non-employee directors, and that compensation arrangement continued in 2008. In 2008, non-employee directors were paid an annual retainer fee of $50,000 (except the chair of the Audit Committee, who received an annual retainer fee of $62,000, and the chair of any other Committee, who received an annual retainer fee of $58,000). Non-employee directors were paid $3,000 for each Board and Committee meeting attended in person, and $1,500 for participating in a telephonic Board or Committee meeting. A non-employee director serving as Chairman of the Board would receive an annual retainer of $83,000, a $4,000 fee for each Board meeting attended in person and $2,000 for participating in a telephonic Board meeting, and an annual grant of 1,600 shares of stock. Each non-employee director is issued 1,200 shares of stock effective on the date of the February Board meeting. Mr. Eason was elected Chairman in October 2008, and received a pro-rated annual retainer and meeting fees after that date as a non-employee Chairman. We also reimburse directors for out-of-pocket expenses incurred in connection with attending Board and Committee meetings. Mr. Bartlett also serves as a director of our Australian holding and operating companies, and receives an annual retainer of $65,636 and superannuation pension benefits of $7,465 for those services.
     Non-employee directors may elect to receive phantom shares in lieu of their annual retainer (including the stock portion) and meeting fees. A phantom share is a hypothetical share of our common stock based upon the fair market value of the common stock at the time of the grant. Phantom shares are not distributed until the director ceases to be a director by reason of retirement as a director, at which time we will issue cash or shares of common stock in an amount equal to the value of the phantom shares.
     All such stock and options are issued pursuant to the Flexible Stock Plan for Directors, which was amended and restated at the annual meeting held May 28, 2003. Phantom shares are granted under the Phantom Stock Plan for Directors, which was last amended at the annual meeting held May 28, 2003.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash[1]	Awards[2]	Awards[3]	Compensation	Earnings	Compensation	Total
William J. Bartlett	$153,500	$67,236	—	—	—	$73,101 [4]	$293,837
J. Cliff Eason	$157,250	$67,236	—	—	—	—	$224,486
Stuart I. Greenbaum	$164,500	$67,236	—	—	—	—	$231,736
Alan C. Henderson	$155,500	$67,236	—	—	—	—	$222,736

1.	This column reflects the amount of compensation earned in 2008 for Board and committee service.

2.	This column reflects the award of 1,200 shares of common stock on February 20, 2008, at a closing market price of $56.03. The aggregate grant date fair value computed in accordance with FAS 123R is $67,236. The stock is issued as part of the directors’ annual compensation. For additional information on the valuation assumptions, refer to note 18 of the RGA financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

3.	We ceased granting stock options to directors in 2003. The following directors have outstanding vesting options at 2008 fiscal year-end: Eason — 8,250; Greenbaum — 13,433; and Henderson — 6,000.

4.	Represents compensation for services as a director of our Australian holding and operating companies. Converted to U.S. dollar amount using the average AUD/USD exchange rate for 2008.
Securities Ownership of Directors, Management and Certain Beneficial Owners
Ownership of Shares of RGA
     The following table sets forth, as of February 1, 2009, certain information with respect to: (1) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock, and (2) the ownership of common stock by (i) each of our directors and nominees, (ii) each of our named executive officers, and (iii) all directors, nominees, and executive officers as a group.

	Amount and Nature of		Percent of
Beneficial Owner[2]	Beneficial Ownership[1]		Class[2]
Significant Shareholders:

FMR/Johnson	7,831,248	[3]	10.79%
82 Devonshire Street Boston, MA 02109

Neuberger Berman	5,575,191	[4]	7.68%
605 Third Avenue New York, NY 10158

Directors, Nominees and Named Executive Officers:

Arnoud W.A. Boot, Director	0		*

William J. Bartlett, Director	5,500		*

	Amount and Nature of		Percent of
Beneficial Owner[2]	Beneficial Ownership[1]		Class[2]
John F. Danahy, Director	0		*

J. Cliff Eason, Director	18,750	[5]	*

Stuart I. Greenbaum, Director	24,633	[6]	*

Alan C. Henderson, Director	12,996	[7]	*

A. Greig Woodring, Director, President and Chief Executive Officer	474,306	[8]	*

Jack B. Lay Senior Executive Vice President and Chief Financial Officer	97,883	[9]	*

Paul A. Schuster Senior Executive Vice President — U.S. Operations	108,863	[10]	*

Graham Watson Senior Executive Vice President — International	168,884	[11]	*

Paul Nitsou President and Chief Operating Officer – International	98,123	[12]	*

Alain Neemeh President and CEO — Canada	35,225	[13]	*

All directors and executive officers as a group (14 persons)	1,129,188	[14]	1.54%

*	Less than one percent.

**	Not applicable.

1.	Unless otherwise indicated, each named person has sole voting and investment power over the shares listed as beneficially owned and none of the shares listed are pledged as security.

2.	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days. For computing the percentage of the class of securities held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days (as well as the shares of common stock underlying fully vested stock options) are deemed to be outstanding for the purposes of computing the percentage ownership of such person or group but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or group. No director, nominee or named executive officer owns more than one percent of our outstanding common stock.

3.	As reported on a Schedule 13G/A filed February 17, 2009, FMR LLC, a holding company for Fidelity Management & Research Company, is a registered investment advisor. Edward C. Johnson III, Chairman of FMR LLC and FMR LLC have sole voting power of 288,105 shares, and sole dispositive power over all the beneficially owned shares.

4.	As reported on Schedule 13G/A filed February 12, 2009, Neuberger Berman, Inc., holding company for Neuberger Berman, LLC, is a broker-dealer and investment advisor. The two entities have sole voting power over 3,593,940 shares, and shared dispositive power over all the beneficially owned shares.

5.	Includes for Mr. Eason 8,250 shares of common stock subject to stock options that are exercisable within 60 days.

6.	Includes for Mr. Greenbaum 13,433 shares of common stock subject to stock options that are exercisable within 60 days.

7.	Includes for Mr. Henderson 6,000 shares of common stock subject to stock options that are exercisable within 60 days and 3,000 shares owned by Bess L. Henderson Trust, of which Mr. Henderson is trustee and primary beneficiary.

8.	Includes for Mr. Woodring 352,133 shares of common stock subject to stock options that are exercisable within 60 days.

9.	Includes 55,513 shares of common stock subject to stock options that are exercisable within 60 days, and Mr. Lay shares voting and investment power for all of the shares with his spouse.

10.	Includes 74,442 shares of common stock subject to stock options that are exercisable within 60 days, and 22,238 shares for which Mr. Schuster shares voting and investment power with his spouse.

11.	Includes 95,079 shares of common stock subject to stock options that are exercisable within 60 days and 6,187 shares owned by Intercedent Limited, a Canadian corporation of which Mr. Watson has a majority ownership interest. Mr. Watson has pledged 10,616 shares as security.

12.	Includes 62,963 shares of common stock subject to stock options that are exercisable within 60 days. Mr. Nitsou has pledged 35,160 shares as security.

13.	Includes 25,992 shares of common stock subject to stock options that are exercisable within 60 days. Mr. Neemeh has pledged 9,233 shares as security.

14.	Includes a total of 754,070 shares of common stock subject to stock options that are exercisable within 60 days.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Directors, executive officers, and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Forms 3, 4, and 5 they file.
     Based solely on our review of the copies of such forms we have received or that were filed with the SEC, or written representations from certain reporting persons, except for Messrs. Nitsou and Neemeh, we believe that all our directors, executive officers, and greater than 10% beneficial owners complied with all filing requirements applicable to them with respect to transactions during 2008. The Company determined that Messrs. Nitsou and Neemeh were executive officers as of December 31, 2008. Accordingly, on February 27, 2009, Messrs. Nitsou and Neemeh each filed three late reports to report two separate transactions. The late Forms 3 constitute known failures to file.
Certain Relationships and Related Person Transactions
     Review and Approval of Related Person Transactions. We do not have any agreements, transactions or relationships with related persons such as directors, nominees, executive officers, or immediate family members of such individuals. At least annually we review all relationships between our Company and our directors and executive officers and their immediate family members to determine whether such persons have a direct or indirect material interest in any transaction with us. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors, nominees and executive officers with respect to related person transactions. If such a transaction arose, our legal staff would determine, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, related person transactions that are determined to be directly or indirectly material to us are disclosed in our Proxy Statement and other SEC filings.
     The current related person transactions to which we or our subsidiaries are parties are reinsurance agreements, administrative service agreements, a product license and a registration rights agreement, all of which are with MetLife, our former majority shareholder. The charges for reinsurance, administrative and corporate services and the license fee are based on arms-length negotiations and pricing that we believe is comparable to the fees that would be charged to our other clients or incurred for services provided by a third party vendor. Any agreements between RGA Reinsurance Company, our primary operating company, or Reinsurance Company of Missouri, Inc., both of which are Missouri insurance companies, and another subsidiary or affiliate of the Company must be filed for review and approval by the Missouri Department of Insurance (“MDOI”). The MDOI requires that the fees be fair, reasonable and less than or equal to the cost for such services from a third party.
     In July 2007, our board of directors adopted a policy as part of its corporate governance guidelines that requires advance approval by our board of directors before any of the following persons knowingly enter into any transaction with our company or any of our subsidiaries or affiliates through which such person receives any direct or indirect financial, economic or other similar benefit or interest. The individuals covered by the policy include:
•	any director

•	any nominee for director

•	any executive officer

•	any holder of more than five percent of our voting securities

•	any immediate family member of such a person, as that term is defined in the policy, and

•	any charitable entity or organization affiliated with such person or any immediate family member of such person.
     Transactions covered by the policy include any contract, arrangement, understanding, relationship, transaction, contribution or donation of goods or services, but exclude transactions with any of the following:
•	MetLife, our former majority shareholder, if the transaction is entered into in the ordinary course of our business and the terms are comparable to those that are or would be negotiated with an unrelated client or vendor, or

•	any charitable entity or organization affiliated with a director, nominee for director, executive officer, or any immediate family member of such a person if the amount involved is $2,500 or less.
     Each of the transactions below that commenced in or after July 2007 was ratified or pre-approved in accordance with the foregoing policy, other than reinsurance agreements that fall within the exception described above.
     During 2006, 2007 and until September 12, 2008, MetLife beneficially owned 32,243,539 shares, or approximately 51.7%, of the outstanding shares of common stock of RGA. On September 12, 2008, MetLife disposed of the majority of its interest in RGA by exchanging 29,243,539 of its shares of RGA common stock to MetLife shareholders for shares of MetLife common stock (the “MetLife Divestiture”).
     Reinsurance Business. We have arms-length direct policies and reinsurance agreements with MetLife and some of its affiliates. Under these agreements, we had net premiums of approximately $163.5 million in 2008 through the MetLife Divestiture, $250.9 million in 2007, and $227.8 million in 2006. The net premiums reflect the net business assumed from and ceded to such affiliates of MetLife. Our pre-tax income (loss), excluding interest income allocated to support the business, was approximately $15.8 million in 2008 through the MetLife Divestiture, $16.0 million in 2007, and $10.9 million in 2006. Our reinsurance treaties with MetLife are generally terminable by either party on 90 days written notice, but only with respect to future new business; existing business generally is not terminable, unless the underlying policies terminate or are recaptured. Under these treaties, MetLife is permitted to reassume all or a portion of the risk formerly ceded to us after an agreed-upon period of time, or in some cases, due to changes in our financial condition or ratings. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods.
     Registration Rights. On November 24, 2003, our Company entered into a registration rights agreement with MetLife and its subsidiaries, whereby MetLife and its affiliates were entitled, subject to certain limitations and conditions, to “piggyback” and demand registration rights and we were required to bear certain expenses associated with the registration of any shares held by MetLife or its affiliates. Pursuant to the MetLife Divestiture, the registration rights agreement between MetLife and RGA was terminated. However, under the terms of the recapitalization and distribution agreement, MetLife may make one written request to RGA that RGA register, after the expiration of the lock-up period and prior to the first anniversary of the completion of the MetLife Divestiture, the offer and sale of all or any part of the recently acquired stock. On November 18, 2008, MetLife made such a written request and RGA registered MetLife’s 3.0 million shares under a shelf registration statement or From S-3, filed by RGA on December 10, 2008. MetLife and RGA agreed that if, during the 36 months following the earlier of the distribution of all of MetLife’s shares of RGA class B common stock or the first anniversary of the recapitalization, RGA conducts a registered offering of any RGA class A common stock (subject to certain exceptions), MetLife will have certain rights to participate and sell all or a portion of its recently acquired stock in such offering.
     Administrative Services. MetLife and its subsidiaries have historically provided our Company and its subsidiaries with certain limited administrative services, such as corporate risk management and corporate travel services. The cost of these services was approximately $1.8 million in 2008 through the MetLife Divestiture, $2.8 million in 2007, and $2.4 million in 2006.
     Product License Agreement. RGA Reinsurance Company has a product license and service agreement with MetLife, which is terminable by either party on 30 days notice. Under this agreement, we have licensed the use of our electronic underwriting product to MetLife and provide Internet hosting services, installation and modification services for the product. Revenue under this agreement from MetLife was approximately $0.6 million in 2008 through the MetLife Divestiture, $0.6 million in 2007, and $0.7 million in 2006.
Audit Committee Report
     The Audit Committee has reviewed and discussed our 2008 audited financial statements with management. The Audit Committee also discussed with the independent accountants the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standard, AU 380). The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with those accountants their independence. Based on those reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC. This report is provided by the following independent directors, who comprise the Committee:
William J. Bartlett, Chairman
J. Cliff Eason
Stuart I. Greenbaum
Alan C. Henderson
Item 2 — Ratification of Appointment of the Independent Auditor
     The second item to be acted upon at the Annual Meeting is the ratification of the appointment of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the Company’s independent auditor for the fiscal year ending December 31, 2009. The Audit Committee has appointed Deloitte, subject to shareholder ratification. Deloitte has served as independent auditor of the Company since the 2000 fiscal year. Its long term knowledge of the

RGA group of companies, combined with its insurance industry expertise, has enabled it to carry out its audits of the Company’s financial statements with effectiveness and efficiency.
     In considering Deloitte’s appointment, the Audit Committee reviewed the firm’s qualifications and competencies, including the following factors:
•	Deloitte’s status as a registered public accounting firm with the Public Company Accounting Oversight Board (United States) (PCAOB) as required by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) and the Rules of the PCAOB;

•	Deloitte’s independence and its processes for maintaining its independence;

•	the results of the independent review of the firm’s quality control system;

•	the key members of the engagement team for the audit of the Company’s financial statements;

•	Deloitte’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office; and

•	Deloitte’s reputation for integrity and competence in the fields of accounting and auditing.
     The Audit Committee assures the regular rotation of the audit engagement team partners as required by law. The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Under procedures adopted by the Audit Committee, the Audit Committee reviews, on an annual basis, a schedule of particular audit services that the Company expects to be performed and an estimated amount of fees for each particular audit service. The Audit Committee also reviews a schedule of audit-related, tax and other permitted non-audit services that the Company may engage the independent auditor to perform and an estimated amount of fees for each of those services.
     All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has adopted a Pre-Approval Policy which provides for pre-approval of audit, audit-related and tax services on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
     Representatives of Deloitte will attend the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.
     The aggregate fees billed to us for the fiscal years ending December 31, 2008 and 2007 by Deloitte are set forth below. These fees have been pre-approved by the Company’s Audit Committee in accordance with its Pre-Approval Policy.

	Fiscal Year
	2008	2007
Audit Fees[1]	$4,185,139	$3,883,500
Audit Related Fees[2]	$413,623	$138,157

Total audit and audit-related fees	$4,598,762	$4,021,657
Tax Fees[3]	$184,369	$170,187
All Other Fees[4]	—	—

Total Fees	$4,783,131	$4,191,844

1.	Includes fees for the audit of our Company’s and its subsidiaries’ annual financial statements, reviews of our quarterly financial statements, and Sarbanes-Oxley Section 404 attestation.

2.	Includes fees for services rendered by the Deloitte Entities for matters such as employee benefit plan audits, assistance with internal control reporting requirements, and services associated with SEC registration statements, periodic reports and securities offerings.

3.	Includes fees for tax services rendered by the Deloitte Entities, such as consultation related to tax planning and compliance.

4.	De minimis fees for other types of permitted services.
  Vote Required
     The vote required to approve this Item 2 is a majority of the common stock represented in person or by proxy at the Annual Meeting, provided the total votes cast represent over 50% of the shares entitled to vote.
Recommendation of the Board of Directors
     The Board of Directors has approved the proposal regarding the appointment of Deloitte and recommends that shareholders vote FOR the proposal.
Equity Compensation Plan Information
     The following table presents Equity Compensation Plan information as of December 31, 2008:

	Number of Securities to	Weighted-Average	Number of Securities
	be Issued Upon Exercise	Exercise Price of	Remaining Available for
	of Outstanding Options,	Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans
Equity Compensation Plans Approved by Security Holders	3,205,140 [1]	$40.84 [2,3]	2,680,074 [4]
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	3,205,140	$40.84 [2,3]	2,680,074 [4]

1.	Includes the number of securities to be issued upon exercises under the following plans: Flexible Stock Plan – 3,142,620; Flexible Stock Plan for Directors – 27,683; and Phantom Stock Plan for Directors – 34,837.

2.	Does not include 383,119 PCRS units to be issued under the Flexible Stock Plan, or 34,837 phantom units to be issued under the Phantom Stock Plan for Directors because those securities do not have an exercise price (i.e., a unit is a hypothetical share of our common stock with a value equal to the fair market value of our common stock).

3.	Reflects the blended weighted-average exercise price of outstanding options under the Flexible Stock Plan ($40.93) and Flexible Stock Plan for Directors ($31.27).

4.	Includes the number of securities remaining available for future issuance under the following plans: Flexible Stock Plan – 2,555,802; Flexible Stock Plan for Directors – 98,253; and Phantom Stock Plan for Directors – 26,019.
Additional Information
Voting
     The affirmative vote of the holders of a majority of the shares of our common stock entitled to vote which are present in person or represented by proxy at the 2009 Annual Meeting is required to approve Items

1 and 2 and to act on any other matters properly brought before the meeting (other than the other specified proposals), provided the total votes cast represent over 50% of the shares entitled to vote. Voting results will be disclosed in our Form 10-Q filed for the period ending June 30, 2009. Shares represented by proxies which are marked “withhold authority” with respect to the election of any one or more nominees for election as directors and proxies which are marked “abstain” or which deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees and against such other matters, respectively. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., a “broker non-vote”), those shares will not be considered as present and entitled to vote with respect to that matter, unless they result in a failure to obtain total votes cast of more than 50% of the shares entitled to vote. If no specification is made on a duly executed proxy, the proxy will be voted FOR Items 1 and 2, and in the discretion of the persons named as proxies on such other business as may properly come before the meeting.
     We know of no other matters to come before the meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
Shareholder Nominations and Proposals
     As described in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider shareholder nominations for Directors that meet the notification, timeliness, consent and information requirements of our Articles of Incorporation. The Committee makes no distinctions in evaluating nominees for positions on the Board based on whether or not a nominee is recommended by a shareholder, provided that the procedures with respect to nominations referred to above are followed. Potential candidates for nomination as Director candidates must provide written information about their qualifications and participate in interviews conducted by individual Board members, including the Chairs of the Audit or Nominating and Governance Committees. Candidates are evaluated using the criteria adopted by the Board to determine their qualifications based on the information supplied by the candidates and information obtained from other sources. The Committee will recommend candidates for election as Director only if the Committee determines, in its judgment, that they have the following specific, minimum qualifications that have been recommended by the Nominating and Governance Committee to, and approved by, the Board:
•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the Board of Directors in its business judgment.

•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.

•	Commitment to Our Values. Such person shall be committed to promoting our financial success and preserving and enhancing our business and ethical reputation, as embodied in our Codes of Conduct.

•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a Director of RGA.

•	Reputation and Integrity. Such person shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity.

•	Other Factors. Such person shall have other characteristics considered appropriate for membership on the Board of Directors, including an understanding of marketing and finance, sound business judgment, significant experience and accomplishments and educational background.
     Shareholder proposals submitted under the process prescribed by the SEC (in Rule 14a-8 of the Exchange Act) for presentation at the 2010 Annual Meeting must be received by us by December 10, 2009, for inclusion in our Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.
     In order for a Shareholder to nominate a candidate for director, under our Restated Articles of Incorporation, timely notice of the nomination must be given to us in advance of the meeting. Ordinarily, such notice must be given not less than 60 nor more than 90 days before the meeting (but if we give less than 70 days notice of the meeting, or prior public disclosure of the date of the meeting, then the Shareholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made, whichever occurs first). The shareholder filing the notice of nomination must describe various matters as specified in our Amended and Restated Articles of Incorporation, including such information as name, address, occupation, and number of shares held.
     In order for a shareholder to bring other business before a Shareholder meeting, timely notice must be given to us within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore, and other matters specified in our Amended and Restated Articles of Incorporation. The Board or the presiding officer at the Annual Meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our Proxy Statement.
     In each case, the notice must be given to our Secretary, whose address is 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039. Any Shareholder desiring a copy of our Restated Articles of Incorporation or Bylaws will be furnished a copy, without charge, upon written request to the Secretary.
Householding of Proxy Materials
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if your household currently receives multiple copies and would like to participate in householding in the future, please notify your broker.
Access to Proxy Materials and Annual Report
     This Proxy Statement and our 2008 Annual Report to Shareholders may be viewed online at www.rgare.com. You may request a physical copy of this Proxy Statement, form of proxy card and our Annual Report to Shareholders, without charge, by writing to us at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, Attention Secretary.

Please mark your votes as indicated in this example	☒
MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

Election of Directors
1.	To elect two directors for terms expiring in 2011;	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

01 John F. Danahy
	02 Arnoud W. A. Boot	☐	☐	☐

To elect two directors for terms expiring in 2012;
03 Stuart I. Greenbaum
04 A. Greig Woodring
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and strike through that nominee’s name.)

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2009.	☐	☐	☐

The undersigned hereby acknowledges receipt of the Notice of the 2009 Annual Meeting of Shareholders and the accompanying Proxy Statement.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Items 1 and 2.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲	FOLD AND DETACH HERE	▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

REINSURANCE GROUP
OF AMERICA, INCORPORATED
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders
The Proxy Statement and the 2008 Annual Report to Shareholders are available at:
http://www.rgare.com

INTERNET
http://www.proxyvoting.com/rga
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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REINSURANCE GROUP OF AMERICA, INCORPORATED
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned does hereby appoint Jack B. Lay, James E. Sherman and William L. Hutton, or any of them, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Shareholders of REINSURANCE GROUP OF AMERICA, INCORPORATED to be held May 20, 2009, commencing at 2:00 p.m., St. Louis time, at the Company’s offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017, and at any and all adjournments and postponements of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified and in their discretion on such other business as may properly come before the meeting.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲
April 8, 2009
Dear Shareholder:
We invite you to attend the 2009 Annual Meeting of Shareholders of Reinsurance Group of America, Incorporated, to be held on May 20, 2009 at the Company’s offices at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017 at 2:00 p.m.
It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the proxy form above, detach it, and return it promptly in the envelope provided.
The proxy statement and our 2008 Annual Report to Shareholders may be viewed online at www.rgare.com.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
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